                                 Presentation to
                                LaSalle Bank N.A.
                                 Trustee of the

                                 STV Group, Inc.
                         Employee Stock Ownership Plan

                                   [LOGO] STV

                        Willamette Management Associates
                                 April 23, 2001

                            Outline of Presentation

Section                                                          Page
-------                                                          ----
I.      Executive Summary ..................................        2

II.     Company Overview ...................................        9

III.    National Economy ...................................       20

IV.     Construction and Design Industry ...................       22

V.      Valuation Analysis .................................       24

VI.     The Market Approach ................................       25

VII.    Income Approach ....................................       41

VIII.   Valuation Conclusions ..............................       47

IX.     Opinion ............................................       59

APPENDIX A:   OPINION LETTER
APPENDIX B:   ECONOMY
APPENDIX C:   INDUSTRY
APPENDIX D:   COMPANY
APPENDIX E:   GUIDELINE PUBLICLY TRADED COMPANIES
APPENDIX F:   GUIDELINE MERGED AND ACQUIRED COMPANIES
APPENDIX G:   CERTIFICATION
APPENDIX H:   CONTINGENT AND LIMITING CONDITIONS
APPENDIX I:   QUALIFICATIONS OF THE FINANCIAL ADVISOR

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 2
--------------------------------------------------------------------------------

                              I. EXECUTIVE SUMMARY


Willamette Management Associates has been retained by LaSalle Bank N.A., in its capacity as the trustee (the "Trustee") of the STV Group, Inc. Employee Stock Ownership Plan (the "ESOP"), to act as its independent financial advisor in connection with the cash purchase of all of the outstanding publicly owned shares of STV Group, Inc. ("STV" or the "Company"), other than those shares owned by the ESOP (the "Transaction").

It is anticipated that the Transaction and any related transactions will be completed on or before June 30, 2001 (the "Closing").

In connection with the Transaction, the Trustee has asked us to render a written opinion (the "Opinion"), as to whether:

1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares; and

2. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 3
--------------------------------------------------------------------------------

A.  OWNERSHIP AND CAPITALIZATION

The Company is capitalized with a single class of common stock. The following table presents the Company's stock ownership as of April 23, 2001.

                                            Number of                Percent
Shareholder                                  Shares                 Ownership
--------------------------------------------------------------------------------
STV ESOP                                    2,433,827                 49.0%
Michael Haratunian [a]                        101,702                  2.0%
Dominick M. Servedio [b]                       55,424                  1.1%
William J. Doyle                              226,200                  4.6%
Whitney A. Sanders II                          43,200                  0.9%
Richard L. Holland                             93,274                  1.9%
All Other Shareholders                        926,501                 18.7%
                                            ---------                -----
Subtotal                                    3,880,128                 78.2%

Options Outstanding                         1,082,980                 21.8%
                                            ---------                -----

Total                                       4,961,108                100.0%
                                            =========                =====

================================================================================
Footnotes:
[a] Does not include 28,497 shares of stock held in the ESOP for Mr. Haratunian. [b] Does not include 26,246 shares of stock held in the ESOP for Mr. Servedio.

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 4
--------------------------------------------------------------------------------

B. ONE-YEAR VOLUME AND PRICE HISTORY

                                  [Line Graph]

                                One-Year Statistics
------------------------------------------------------------
                         Low       High      Mean    Median
------------------------------------------------------------
Price                 $  4.75    $  9.50    $ 6.96   $  7.00
Volume                    -       42,300     1,668       200
------------------------------------------------------------

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 5
--------------------------------------------------------------------------------

C.  DUE DILIGENCE

We held interviews with senior management of the Company in New York City and reviewed a substantial number of documents including, but not limited to:

1. The Company's audited financial statements for the fiscal years ended September 30, 1996 through September 30, 2000, and interim financial statements for the four-month periods ended January 31, 2001 and January 31, 2000.

2. The Company's SEC form 10-K for the fiscal years ended September 30, 1996 through September 30, 2000, and SEC form 10-Q for the quarter ended December 31, 2000.

3. The Company's financial forecasts prepared by management for the fiscal years ending September 30, 2001 through 2005.

4. A management presentation describing the Company's history, management profile, corporate organization, principal service areas, major customers, representative projects, historical and projected financial performance, and backlog.

5. U.S. economy sources, including The Wall Street Journal; Barron's; The Oregonian; The Dismal Scientist; The Washington Post; MSNBC; CNNfn; and Reuters Limited.

6. Stocks, Bonds, Bills & Inflation: 2001 Yearbook, Ibbotson Associates; Federal Reserve Statistical Release; Mergerstat Review 2001, Houlihan, Lokey, Howard and Zukin.

7. Certain publicly available information and financial data on publicly traded companies similar to STV and such additional studies, analyses, and investigations as we deemed appropriate.

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 6
--------------------------------------------------------------------------------

We relied on this data as fairly presenting the Company's results of operations and financial position. We have not audited this data as part of our analysis. Therefore, we express no opinion or other form of assurance regarding this data.

Although we have not independently verified the accuracy and completeness of the information, we advise you that nothing has come to our attention during the course of this engagement that has caused us to believe that it was unreasonable for us to use and rely upon the information taken as a whole.










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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 7
--------------------------------------------------------------------------------

D.  TRANSACTION DETAILS

We understand that:

o The Company will purchase all of the 1,447,000 shares of STV stock not owned by the ESOP for $11.25 per share, or $16.3 million in aggregate.

o STV will purchase all of the 1,082,980 stock options outstanding at $11.25 per share less each option's exercise price, or $6.7 million in aggregate.

o STV will pay approximately $4.8 million to terminate its obligation associated with the Company's Supplemental Employee Retirement Plan ("SERP").

o STV will redeem all outstanding non-ESOP shares and, on a post-transaction basis, the Company will operate as a 100 percent ESOP-owned S-corporation.

o To fund the Transaction (including the purchase of non-ESOP stock, the stock option buyout, and the funding of the SERP obligation) the Company will borrow approximately $34 million at a variable interest rate.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 8
--------------------------------------------------------------------------------

E.  EXPRESSIONS OF INTEREST

The Company's management and legal counsel has represented to us that nine firms expressed interest in acquiring STV. Seven of the nine firms performed some level of due diligence prior to making an initial offer; two firms completed a thorough due diligence process while the other five did not. It is our understanding that the range of offers for the STV stock ranged from a low of $10.00 per share to a high of $13.00 per share. It should be noted, however, that there were no bona fide offers; most offers contained contingencies.




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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                           Page 9
--------------------------------------------------------------------------------

                              II. COMPANY OVERVIEW


A.  SYNOPSIS

o STV provides engineering, architectural consulting, and design services on a variety of public projects. As of the fiscal year ended September 30, 2000, STV employed 1,228 people and generated operating revenue of $113.5 million.

o Since 1968, the STV common stock has been publicly traded. STV is currently traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) under the ticker symbol STVI.

o During fiscal 2000, the Port Authority of New York and New Jersey, the New York City Department of Design and Construction, and the New York Metropolitan Transportation Authority were the Company's three largest clients, representing approximately 11 percent, 8 percent, and 7 percent of the Company's total revenue, respectively.

o STV consists of the following subsidiaries: i) STV, Inc.; ii) STV Architects, Inc.; iii) STV Environmental, Inc.; iv) STV International, Inc.; v) STV Surveying, Inc.; vi) STV Construction Services, Inc.; vii) STV Construction, Inc.; and viii) STV/Silver & Ziskind. In general, each STV subsidiary staffs a particular project with personnel from the subsidiary's office. When necessary, multi-subsidiary project teams are formed.

o The Company provides engineering and architectural services in the following areas: i) rail transportation; ii) civil, highway, bridge, airports, and ports; iii) architectural engineering (facilities); iv) construction management (including design/build); v) environmental; vi) defense systems and industrial process engineering; and vii) other engineering services.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 10
--------------------------------------------------------------------------------

o The Company's rail transportation services involve consulting and design services, as well as construction supervision services for various transportation facilities, including tracks, terminals, stations, yards, and shops for the railway industry. STV also evaluates and inspects rolling stock for inter-city rail lines, light rail, commuter line, and urban mass transit systems.

o To date, the Company's rail experience includes 547 miles of track, 56 passenger stations, 35 rail shop/yard complexes, 733 commuter coaches, 320 locomotives, and 3,056 rapid transit cars.

o The Company's civil, highway, bridge, airport, and port engineering services include consulting and design services, site selection and development (including economic evaluations and feasibility reports), specification design and development, and construction inspection. STV typically provides these services in connection with the construction of highways, bridges, airports, marine ports, toll and service facilities, and drainage and erosion control systems.

o STV provides a variety of architectural engineering (or facilities) services, including consulting and design services and construction inspection services. These services are provided for the construction of i) commercial, industrial, recreational, and governmental buildings; ii) medical and educational facilities; iii) laboratories, recreational, religious, and cultural centers; iv) military installations; v) correctional facilities; and vi) public utility facilities.

o The Company's design/build services involve the joint and simultaneous design and construction of a project under a single contract. To perform these projects, STV enters into an agreement with a construction firm, as either a subcontractor, a joint-venture partner, or the prime contractor. These contracts typically involve a higher degree of risk than the risk associated with the Company's other contracts.

o STV provides a variety of defense systems engineering and industrial process engineering services. Defense systems engineering services involve consulting and design services for the development of equipment and hardware for the U.S. Department of Defense. The Company's industrial process engineering services are

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 11
--------------------------------------------------------------------------------

     associated with the development of manufacturing equipment and process systems related to the production of paper, plastics, chemicals, flooring, steel, rubber, telephone equipment, television sets, ammunition, foods, and automotive parts.

o The Company's contracts are awarded on either a cost-plus or fixed-price basis. Under cost-plus contracts, STV is reimbursed for its allowable costs (e.g., direct labor and overhead) and is paid a negotiated, fixed margin. Alternatively, under fixed-price contracts, STV is paid an agreed-upon price for the services rendered. According to the Company's management, since STV is able to effectively control its costs under fixed-price contracts, the Company typically generates a higher margin on these contracts.

o For the fiscal year ended September 30, 2000, approximately 75 percent of the Company's contracts were awarded on a cost-plus basis. In recent years, however, an increasing percentage of the Company's contracts were awarded on a cost-plus basis (this trend is expected to continue). Due to the lower margins generated by cost-plus contracts compared to fixed-price contracts, STV management's financial projections show a decline in the Company's operating margins.



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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 12
--------------------------------------------------------------------------------

B.  FINANCIAL STATEMENTS - HISTORICAL TREND ANALYSIS

The Company's historical financial statements for the fiscal years ended September 30, 1996 through 2000 and for the latest twelve-month period ended January 31, 2001 (the "LTM Period") are presented in Exhibits II through IV. Income statement adjustments are presented in Exhibit VII and a historical ratio analysis is presented in Exhibit V. (All exhibits are attached as Appendix B to this report.) A summary of certain key observations regarding the Company's historical financial statements and ratios is presented below.

1.  Balance Sheets

o As of January 2001, the Company had total assets of $67.3 million. Total assets increased from $40.0 million as of September 30, 1996, to $67.3 million as of January 31, 2001. This increase was principally due to increases in accounts receivable, which is consistent with increases in the Company's revenue.

o Consistent with companies that provide a service, most of the Company's assets are current. Current assets of $63.4 million as of January 31, 2001, accounted for 94.2 percent of total assets.

o Accounts receivable were equal to $41.2 million and accounted for 61.2 percent of total assets as of January 31, 2001, slightly higher than industry averages. The Company does not, however, write-off a significant amount of receivables as bad debt.

o Total liabilities were equal to $41.7 million as of January 2001, of which $36.1 million was current. Interest- bearing debt that consisted of notes payable, deferred compensation, and post-retirement benefits, totaled $3.3 million.

o Stockholders' equity increased in aggregate and as a percentage of total liabilities and stockholders' equity throughout the historical period due principally to the Company's increasing profitability. As of January 31,

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 13
--------------------------------------------------------------------------------

     2001, the Company's stockholders' equity was $25.6 million and represented
     38.0 percent of total liabilities and stockholders' equity compared to $10.3 million and 25.9 percent as of September 30, 1996.

2.  Income Statements

o The Company's gross revenue reflects both operating revenue and passthrough cost reimbursement (i.e., costs for which STV does not generate a return). Passthrough costs, which vary from year to year, are typically associated with subcontractor expense and materials procurement.

o Operating revenue increased from $71.3 million in fiscal 1996 to $117.4 million for the LTM Period, or by 23.8 percent compounded annually. This growth rate was attributable to i) growth in the Company's core professional practices, including increased revenue from services in the transportation and infrastructure areas and ii) increased federal funding from the Transportation Equity Act for the 21st Century (TEA-21). The Company's revenue growth was marginally offset by decreases in government spending for defense systems projects.

o Operating expenses ranged from 6.9 percent of operating revenue in fiscal 1996 to 8.7 percent in fiscal 1999. Operating expenses were particularly high in 1999 due to an increase in labor-related costs. As of the LTM Period, operating expenses were $9.0 million, or 7.7 percent of operating revenue.

o Income from operations increased from $2.8 million in fiscal 1996 to $8.7 million for fiscal 2000. Operating margins increased from 3.9 percent to
     7.7 percent over the same period. Increases in aggregate levels of income and operating margins were primarily due to i) revenue growth; ii) an increase in margins on design/build projects; and iii) labor utilization improvements.

o    The Company's operating margin decreased from 7.7 percent in fiscal 2000 to
     7.1 percent for the LTM Period. This decrease was due primarily to a shift from higher margin fixed-price contracts to lower margin cost-plus contracts.

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 14
--------------------------------------------------------------------------------

o Pretax income for the LTM Period was $9.4 million, compared to $1.3 million in fiscal 1996. Due to the same reasons discussed above, pretax income margins declined from 8.7 percent in fiscal 2000 to 8.0 percent during the LTM Period.


3.  Statements of Cash Flow

o Cash outflow from operating activities was $1.5 million for fiscal 2000. In general, the level of cash flow generated during the historical five-year period was materially affected by changes in costs and billings on uncompleted contracts. The average cash inflow from operating activities over the observed period was $4.7 million.

o Cash outflow from investing activities was $2.4 million for fiscal 2000. Over the observed period, average cash outflow was $1.3 million. The Company's capital expenditures, as a percentage of revenue, are similar to industry averages. In the future, however, STV will shift from purchasing/owning equipment to renting equipment using operating leases, which will materially reduce the Company's capital expenditures.

o For fiscal 2000, cash inflow from financing activities was $0.1 million compared to cash outflows of $0.4 million in fiscal 1999. Cash provided by or used in financing activities primarily consists of inflows from the issuance of common stock and proceeds and/or payments on the Company's line of credit.

4.  Adjustments to Income Statements

We made three adjustments to the historical STV financial statements to remove the impact of certain unusual or non-recurring items.

o SERP Accrual - In connection with the Transaction, STV will discontinue the SERP. As a result, the SERP expense STV incurred historically was added back to the Company's income.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 15
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o    Settlement of Litigation Claims Fiscal 1999 - During 1992, STV and its
     insurers settled a personal injury lawsuit for $5.4 million. Following this settlement, the Company's general liability insurer (the "Insurer") sought a judgement against the Company for reimbursement of payments and expenses associated with the lawsuit. Subsequently, STV filed a counterclaim alleging breach of insurance contracts, among other issues. The litigation was settled in September 1999 in favor of STV. As a result, the Insurer paid the Company $2.6 million.

o Settlement of Litigation Claims Fiscal 2000 - In September 2000, the Company discontinued a legal malpractice action, which was started in 1995, for consideration of $1.0 million.

The following schedule presents the Company's adjusted historical financial performance.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 16
--------------------------------------------------------------------------------

                                                             Fiscal Years Ended September 30:
                                         LTM       -------------------------------------------------       3-Year
                                       1/31/01     2000        1999       1998       1997       1996       Average
                                         $000      $000        $000       $000       $000       $000       $000 [a]
                                       ----------------------------------------------------------------------------
Total Revenue                          164,143   149,680     138,940    105,178    94,676     94,073       131,266
Operating Revenue                      117,371   113,450      97,438     80,648    72,832     71,271        97,179
Gross Profit                            17,403    17,516      15,253     10,990     8,470      7,714        14,586
Net Operating Income                     8,363     8,731       6,815      4,683     3,148      2,802         6,743
Pretax Income                            9,429     9,821       9,570      4,292     1,768      1,301         7,894
Net Income                               5,024     5,266       5,184      2,194       860        595         4,215
Actual Effective Tax Rate                46.7%     46.4%       45.8%      48.9%     51.4%      54.3%

Adjusted Effective Tax Rate              46.7%     46.4%       45.8%      48.9%     51.4%      54.3%
Tax-Adjusted Aftertax Income             5,024     5,266       5,184      2,194       860        595         4,215

Adjustments to Income:
  SERP Accrual                           1,023     1,023         983        288       202        167
  Settlement of Litigation Claims       (1,000)   (1,000)     (2,600)         -         -          -
                                       -------   -------     -------    -------     -----      -----
Total Adjustments                           23        23      (1,617)       288       202        167
                                       -------   -------     -------    -------     -----      -----

Adjusted Income:
  Pretax                                 9,452     9,844       7,953      4,580     1,970      1,468         7,459
  Aftertax                               5,036     5,278       4,308      2,341       958        671         3,976

Depreciation & Amortization              1,293     1,250         887        741       795        997           959
Interest Expense                           193       182         195        469     1,380      1,501           282
                                       -------   -------     -------    -------     -----      -----       -------

Adjusted Fundamentals:
  EBIT                                   9,645    10,026       8,148      5,049     3,350      2,969         7,741
  EBDIT                                 10,938    11,276       9,035      5,790     4,145      3,966         8,700

------------------------------------------------------------------------------------------------------------------
Footnote:
[a] The average of the fiscal years ended September 30, 2000, 1999, and 1998.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 17
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5.  Ratio Analysis

o The current and quick ratios provide rough indications of the Company's ability to service its current obligations. The Company's current ratio increased gradually from 1.3 as of September 30, 1996 to 1.6 as of September 30, 2000. The quick ratio was also 1.6 as of September 30, 2000. The current and quick ratios are similar to industry averages.

o Activity ratios indicate how well STV is utilizing its assets. The Company's receivables and asset turnover was relatively consistent over the observed period at 2.9 times and 2.4 times, respectively, for fiscal 2000. The Company's receivables turnover is lower than the industry average, while its asset turnover is similar to the industry average.

o Consistent with strong revenue growth and more efficient operations, the Company's profitability ratios improved during fiscal years 1999 and 2000. For example, the Company's operating margin before depreciation was 4.9 percent and 5.8 percent for fiscal 1999 and 2000, respectively, compared to
     3.0 percent for fiscal 1996. The STV profitability ratios are also higher than industry averages.



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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 18
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C.  PROJECTED FINANCIAL PERFORMANCE

Management's projected financial statements for the fiscal years ending September 30, 2001 through 2005 are presented in Exhibits XIII through XVI.

o Operating revenue of $122.8 million is projected for fiscal 2001, an increase of 8.2 percent over fiscal 2000 levels. Operating revenue is projected to increase to $160.9 million by fiscal 2005, representing an average annual growth rate of 7.0 percent. Increased revenue is expected from growth in the transportation and infrastructure service lines, primarily as a result of increased federal spending.

o Operating margins are projected to decrease from 7.7 percent in fiscal 2000 to 6.5 percent by fiscal 2002. Margins are projected to decrease because of increased participation in lower margin, cost-plus contracts, compared to higher margin, fixed-price contracts.

o    Adjustments to the projected financial statements include:

         o Option Buyout Expense - As part of the Transaction, the Company will purchase all of the 1,082,980 stock options outstanding at $11.25 per share less the weighted average exercise price of the options at $5.09 per share, or $6.7 million in aggregate.

         o ESOP Contribution/Repurchase Liability - Management's financial projections include expenses related to post-Transaction ESOP and qualified plan contributions. For purposes of our analysis, however, management's financial projections were adjusted to show the Company's results on a pre-transaction basis, reflecting a normalized amount for retirement plan contributions.

o As a result of the factors discussed above, the Company's adjusted EBIT and EBITDA are projected to be $9.0 million (7.3 percent of operating revenue) and $10.7 million (8.7 percent of operating revenue), respectively, for the projected fiscal year ending September 30, 2001.

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 19
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D.  SUMMARY OF PROJECTED ADJUSTED FINANCIAL PERFORMANCE

The following chart presents the Company's historical and projected operating performance through fiscal 2005.

                                  [Bar Chart]

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 20
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                              III. NATIONAL ECONOMY

In the valuation of any company, the general economic outlook should be considered since such information influences how investors perceive alternative investment opportunities as of the Valuation Date.

o At the end of calendar year 2000 and through the first quarter of 2001, the U.S. economy was slowing significantly. Corporate profits were weak and manufacturing inventories were high. Consumer confidence was uncertain, and the stock markets were declining. Gross domestic product (GDP) increased only 1.4 percent during the last quarter of 2000 and the consensus among economists calls for additional softening.

o In December 2000, the Federal Reserve Bank Board of Governors left interest rates unchanged. Through April 2001, however, the Federal Reserve reduced its target federal funds rate four times; each time by 50 basis points, for a total reduction of 200 basis points this year. The bellwether federal funds rate, which is charged for overnight lending between banks, is now
     4.50 percent. The Federal Reserve's actions were made in an effort to offset declining consumer and business confidence, increasing energy costs, reduced consumer purchasing power, and lower business profit margins.

o The U.S. Department of Labor reported that producer prices for finished goods declined 0.1 percent in March 2001 offsetting an increase by the same amount in February. Declining energy prices generally offset modest increases elsewhere in the producer price index.

o    The U.S. Department of Commerce indicated that retail sales increased by
     1.3 percent in January 2001, but were stable in February and declined by almost 0.2 percent in March. The decline in retail sales may reflect the increasing uncertainty regarding job stability and consumer confidence in the U.S. economy.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 21
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o    The U.S. unemployment rate was 4.3 percent in March 2001, up from a 30-year low of 3.9 percent in October 2000. In February, construction unemployment increased slightly to a seasonally adjusted rate of 7.0 percent, up from
     6.8 percent in January. According to the U.S. Department of Labor, the current unemployment rate in the construction industry is 7.2 percent.

                                          3/31/01             12/31/00          9/30/00              6/30/00             3/31/00
                                          -------             --------          -------              -------             -------
Dow Jones Industrial Average             9,878.78            10,786.85         10,336.95            10,447.89           10,650.92
S&P 400 Industrials                      1,330.63             1,527.86           1,81.31             1,818.64            1,711.55
 P/E Multiple                               24.68                26.27             37.98                33.98               30.83
 Dividend Yield                              1.18                 1.03              1.09                  .92                 .94
S&P 500 Composite                        1,160.33             1,320.28          1,282.71             1,454.60            1,436.51
 P/E Multiple                               22.81                24.57             31.27                28.56               27.67
 Dividend Yield                              1.34                 1.19              1.30                 1.13                1.11
Nasdaq (OTC) Industrials                 1,230.11             1,482.99          1,609.39             2,106.56            2,046.65



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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 22
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                      IV. CONSTRUCTION AND DESIGN INDUSTRY

STV is a professional services firm operating in the engineering and architectural consulting and design industry. The Company's primary business groups specialize in transportation and architectural services, specifically for the public sector. As part of our analysis, we researched the engineering, architectural, and construction industries to determine both the current state of and the prospects for the industries that STV operates in, based on information available as of the Valuation Date.

o The impact of recession, secular forces of downsizing and foreign competition in the early 1990s negatively affected companies that operated in the engineering, architectural, and construction services industries.

o A strong U.S. economy and legislation designed to increase funding for transportation and aviation projects resulted in significant growth in those same industries during the latter portion of the 1990s.

o TEA-21, which was signed into law on June 9, 1998, authorized $217 billion over a six-year period to improve transportation infrastructure in the United States.

o The Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (AIR-21), allocated $40 billion for federal aviation programs over a three-year period.

o Fiscal 2001 funding for major federal construction programs is expected to be even greater than what is called for under TEA-21. Specifically, demand for highway, transit, and airport construction is expected to be strong.

o Due to increasingly high federal budgets and the unprecedented popularity of public transportation, transit and aviation construction is projected to continue to receive greater funding in 2001.


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

STV Group, Inc.                                                          Page 23
--------------------------------------------------------------------------------

o Growth in the construction industry is expected to be most significant for non-residential and public works projects. Highway and airport construction is projected to increase at 6.0 percent in 2001. Overall growth in public works construction is projected at 4.5 percent.

o Over the next five years, overall annual growth in the construction industry is projected at one percent. With strong growth in transportation and other federal construction projects offsetting slight declines within other sectors of the industry.

o The principal problem for companies that operate in the construction services industry is finding and retaining qualified employees. Due to strong industry growth and subsequent labor shortages, wages and fringe benefits for union construction workers increased at an average rate of
     17.5 percent over the past five years.

o Market analysts are optimistic that the combination of TEA-21 and AIR-21 should result in strong rates of growth for those companies that provide engineering, architectural and consulting services over the next three to five year period. STV, a company that provides engineering and architectural services on transportation projects, is positioned to benefit materially from TEA-21 and AIR-21, as well as other federal projects.







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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 24
--------------------------------------------------------------------------------

                              V. VALUATION ANALYSIS

The Department of Labor's (DOL) proposed regulations concerning ESOP valuations state that an ESOP must not pay more than "adequate consideration" in any purchase of employer securities. The proposed regulations define "adequate consideration" as the fair market value of the employer securities, as determined in good faith by the ESOP fiduciary (trustee).

For ESOP purposes, fair market value is defined as the amount at which an asset would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts, neither being under compulsion to act, and with equity to both.

There are three general approaches for estimating the value of a business enterprise, including the market approach, the income approach, and the asset approach.

To evaluate the Transaction, we considered all three approaches. We have determined, however, that the asset approach is not appropriate for the purposes of determining the fair market value of STV as the Company is worth more as a going concern than in liquidation.

As a result, we estimated the fair market value of the STV common stock using two valuation approaches, the market approach and the income approach. Within the market approach, we used the guideline publicly traded company method and the guideline merged and acquired company method. Within the income approach, we used the discounted cash flow method. The following sections describe our assumptions and conclusions using these approaches to determine the value of the Company's common stock.






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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 25
--------------------------------------------------------------------------------

                             VI. THE MARKET APPROACH


A.  THE GUIDELINE PUBLICLY TRADED COMPANY METHOD

One of the most fundamentally sound methods of estimating the value of a business enterprise is to look to the public markets for evidence of the prices investors are willing to pay for the stock of companies in the same--or similar--lines of business.

The key steps to the guideline publicly traded company method are:

     1. the identification of guideline publicly traded companies;

     2. the calculation of market pricing multiples based upon the guideline companies' quoted trading prices and financial fundamentals;

     3. the selection of appropriate market pricing multiples to be applied to the Company's financial fundamentals;

     4. the calculation of one or more indications of value for the Company based on the application of the selected market pricing multiples; and

     5. the selection of the relative emphasis to be placed on each of the resulting indications of value.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 26
--------------------------------------------------------------------------------

1.  Debt-Free Valuation Methods

Debt-free valuation methods are commonly used in business valuation to minimize capital structure differences between the subject company and the guideline companies. The greater the differences between the capital structure of the subject company and the guideline companies, the more important it is to use debt-free valuation methods.

For purposes of our analysis, we refer to total capital as the Company's Enterprise Value (EV), which is defined as follows:

   Market value of short-term interest-bearing debt
 + Market value of long-term interest-bearing debt, including capitalized leases + Market value of preferred stock outstanding
 + Market value of common stock outstanding
----------------------------------------------------
 = Enterprise Value
====================================================

We considered the following debt-free valuation fundamental pricing multiples:

   1. EV / Earnings before interest and taxes (EBIT); and
   2. EV / Earnings before interest, taxes, depreciation, and amortization (EBITDA);


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 27
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2.  Debt-Free Fundamental Definitions

Earnings before interest and taxes (EBIT) adjusts the earnings measurements of the guideline companies to a pretax basis. In addition, EBIT measures eliminate the effect of different capital structures, i.e. earnings before interest expense. Thus, EBIT allows us to measure earnings that could be realized by the companies on an equivalent level.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is also a useful measurement of earnings. EBITDA is further adjusted as depreciation and amortization is added. This measurement allows analysis of the company's cash flow and eliminates differences in depreciation methods.




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

STV Group, Inc.                                                          Page 28
--------------------------------------------------------------------------------

3.  Selection of the Guideline Publicly Traded Companies

Since the Company is an engineering and architecture firm, we searched the following SIC code for guideline publicly traded companies:

o        Engineering & Architectural Services (8710)

Databases searched include:

o        Standard & Poor's Dialog-on-Disc; and

o        Disclosure's Compact D/SEC.

The following companies were considered comparable to STV from an investment risk and return perspective:

         o    Baker (Michael) Corp.     o    Jacobs Engineering Group, Inc.

         o    HLM Design, Inc.          o    URS Corp.

         o    Tetra Tech, Inc.          o    U.S. Laboratories

         o    Fluor Corp.

Descriptions of all of the selected guideline publicly traded companies are included in Appendix F.

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

STV Group, Inc.                                                          Page 29
--------------------------------------------------------------------------------

4.  Market Pricing Multiples

The following tables present the market pricing multiples for the guideline publicly traded companies.


a)   EV / EBIT Multiples

                Guideline Publicly Traded Companies         Projected                     LTM                3-Year Average
                -----------------------------------         ---------                     ---                --------------
          Baker (Michael) Corp .........................        3.8                        4.0                     4.4
          HLM Design, Inc ..............................         NA                        5.4                     6.2
          Tetra Tech, Inc ..............................       11.6                       12.3                    16.9
          Fluor Corp ...................................       12.8                       14.6                    15.3
          Jacobs Engineering Group, Inc. ...............       11.1                       12.5                    15.4
          URS Corp .....................................        7.9                        6.9                    10.5
          U.S. Laboratories, Inc .......................        9.0                       12.5                    20.2

          Mean .........................................        9.4                        9.7                    12.7
          Median .......................................       10.0                       12.3                    15.3

          STV Group, Inc.                                       2.7                        2.5                     3.1


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

STV Group, Inc.                                                          Page 30
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b)   EV / EBITDA Multiples

                Guideline Publicly Traded Companies         Projected                     LTM                3-Year Average
                -----------------------------------         ---------                     ---                --------------
          Baker (Michael) Corp .........................        2.7                        2.9                     3.1
          HLM Design, Inc ..............................         NA                        3.6                     4.2
          Tetra Tech, Inc ..............................        9.8                       10.4                    14.2
          Fluor Corp ...................................        6.4                        6.8                     6.7
          Jacobs Engineering Group, Inc. ...............        8.7                        9.6                    11.9
          URS Corp .....................................        6.1                        5.4                     8.0
          U.S. Laboratories, Inc .......................        7.5                        9.8                    15.6

          Mean .........................................        6.9                        6.9                     9.1
          Median .......................................        7.0                        6.8                     8.0

          STV Group, Inc.                                       2.2                        2.2                     2.7


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 31
--------------------------------------------------------------------------------

5.  Rationale for Selection of Market Pricing Multiples

We selected pricing multiples to apply to the STV financial fundamentals based on the following:

o STV is significantly smaller than the median guideline company in terms of revenue; the Company's LTM revenue is $164.1 million, compared to the median amount for the guideline companies of $852.4 million.

o    There is a strong correlation between company size and multiples.

o The Company's projected one-year earnings and cash flow growth is below the median. For example, the Company's projected EBITDA growth is negative 5.5 percent, while the median projected growth rate for the guideline companies is 7.4 percent.

o STV is projecting slight declines in profitability in fiscal years 2001 and 2002 as a result of a change from fixed price contracts to cost plus contracts.

o The Company's historical growth in earnings is above the median. For example, with respect to EBIT, STV recorded a three-year compound annual growth rate of 31.8 percent, compared to the median growth rate for the guideline companies of 22.8 percent.

o The Company's LTM revenue growth of 7.7 percent is below the median LTM revenue growth rate for the guideline companies of 18.9 percent.

o    In general, the Company's returns on revenue are below the median.

Based on these and other factors, we selected all multiples for STV between the median and the low.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 32
--------------------------------------------------------------------------------

6.  Guideline Publicly Traded Company Comparative Analysis

-----------------------------------------    ----------------------------------------    ---------------------------------------
                 Size                                      Revenue Growth                             EBITDA Growth
         LTM Revenues in $000s                        Annual Compound Growth                      Annual Compound Growth
-----------------------------------------    ----------------------------------------    ---------------------------------------
Fluor Corp.                    10,113,944    U.S. Laboratories, Inc.            72.1     URS Corp.                         63.6
Jacobs Engineering Group, Inc.  3,539,036    URS Corp.                          56.3     U.S. Laboratories, Inc.           54.5
URS Corp.                       2,208,325    Tetra Tech, Inc.                   42.6     Tetra Tech, Inc.                  35.6
Tetra Tech, Inc.                  852,427    HLM Design, Inc.                   31.4     STV Group, Inc.                   31.2
Baker (Michael) Corp.             390,710    Jacobs Engineering Group, Inc.     26.0     Jacobs Engineering Group, Inc.    23.9
STV Group, Inc.                   164,143    STV Group, Inc.                    20.9     Baker (Michael) Corp.             19.1
HLM Design, Inc.                   62,324    Fluor Corp.                        (8.9)    HLM Design, Inc.                  18.4
U.S. Laboratories, Inc.            35,188    Baker (Michael) Corp.             (13.4)    Fluor Corp.                        1.7
-----------------------------------------    ----------------------------------------    ---------------------------------------


-----------------------------------------    ----------------------------------------    ---------------------------------------
          LTM Profitability                            LTM Profitability                           LTM Profitability
          EBIT to Revenue                              EBITDA to Revenue                           Pretax Profit Margin
-----------------------------------------    ----------------------------------------    ---------------------------------------
Tetra Tech, Inc.                      9.2    Tetra Tech, Inc.                   10.9     Tetra Tech, Inc.                   8.2
U.S. Laboratories, Inc.               8.1    U.S. Laboratories, Inc.            10.3     U.S. Laboratories, Inc.            7.3
URS Corp.                             7.4    URS Corp.                           9.5     STV Group, Inc.                    5.8
STV Group, Inc.                       5.9    HLM Design, Inc.                    8.5     Baker (Michael) Corp.              4.3
HLM Design, Inc.                      5.7    STV Group, Inc.                     6.7     URS Corp.                          4.2
Baker (Michael) Corp.                 4.6    Baker (Michael) Corp.               6.4     Jacobs Engineering Group, Inc.     3.4
Jacobs Engineering Group, Inc.        3.7    Fluor Corp.                         5.3     HLM Design, Inc.                   2.9
Fluor Corp.                           2.5    Jacobs Engineering Group, Inc.      4.8     Fluor Corp.                        2.2
-----------------------------------------    ----------------------------------------    ---------------------------------------


-----------------------------------------    ----------------------------------------    ---------------------------------------
               Liquidity                                      Activity                                   Leverage
             Current Ratio                                  A/R Turnover                           Debt to Total Capital
-----------------------------------------    ----------------------------------------    ---------------------------------------
U.S. Laboratories, Inc.               2.6    Fluor Corp.                        13.2     STV Group, Inc.                    8.8
Tetra Tech, Inc.                      2.1    Baker (Michael) Corp.               6.3     U.S. Laboratories, Inc.           12.2
URS Corp.                             2.0    HLM Design, Inc.                    5.4     Fluor Corp.                       16.7
HLM Design, Inc.                      1.6    Jacobs Engineering Group, Inc.      5.3     Jacobs Engineering Group, Inc.    25.5
STV Group, Inc.                       1.6    U.S. Laboratories, Inc.             4.0     Tetra Tech, Inc.                  29.1
Baker (Michael) Corp.                 1.3    URS Corp.                           3.2     Baker (Michael) Corp.             30.8
Jacobs Engineering Group, Inc.        1.2    STV Group, Inc.                     2.9     HLM Design, Inc.                  55.6
Fluor Corp.                           0.9    Tetra Tech, Inc.                    2.7     URS Corp.                         66.7
-----------------------------------------    ----------------------------------------    ---------------------------------------


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 33
--------------------------------------------------------------------------------

7.  Valuation Summary - Guideline Publicly Traded Company Method

                                                                Industry Multiples
                                                     -----------------------------------------      Selected     Indicated
Fundamental                     STV Group, Inc.      Low        High         Mean       Median      Multiple         Value
                                $000                                                                                 $000
---------------------------------------------------------------------------------------------------------------------------
Projected:
  EBIT                          8,951                3.8        12.8          9.4        10.0          5.5          49,232
  EBITDA                       10,651                2.7         9.8          6.9         7.0          4.5          47,930
                                                                                                                  --------

                                                                                        Indicated Value [a]         48,581

Latest Twelve Months:
  EBIT                          9,645                4.0        14.6          9.7        12.3          6.0          57,869
  EBITDA                       10,938                2.9        10.4          6.9         6.8          5.0          54,690
                                                                                                                  --------

                                                                                        Indicated Value [a]         56,279

Three-Year Average:
  EBIT                          7,741                4.4        20.2         12.7        15.3          7.0          54,187
  EBITDA                        8,700                3.1        15.6          9.1         8.0          6.0          52,202
                                                                                                                  --------

                                                                                        Indicated Value [a]         53,195


                                                     ---------------------------------------------------------------------
                                                     Enterprise Value, Minority [b]                               $ 52,685
                                                     ---------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Footnotes:
[a]  Earnings and cash flow indications of value are weighted equally.
[b]  Projected, LTM, and three-year average indications of value are weighted equally.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 34
--------------------------------------------------------------------------------

B.  THE GUIDELINE MERGED AND ACQUIRED COMPANY METHOD

Another useful method of estimating the value of a business enterprise is to examine recent mergers and acquisitions involving publicly traded or closely held companies in the same (or similar) lines of business.

The key steps to the guideline merged and acquired company method are:

     1.       the identification of guideline merged and acquired companies;

     2. the calculation of transaction pricing multiples based upon the merger or acquisition prices and the acquired companies' financial fundamentals;

     3. the selection of appropriate transaction pricing multiples to be applied to the Company's financial fundamentals;

     4. the calculation of one or more indications of value for the Company based upon the application of the selected transaction pricing multiples; and

     5. the selection of the relative emphasis to be placed on each of the resulting indications of value.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 35
--------------------------------------------------------------------------------

1.  Debt-Free Valuation Methods and Fundamentals

Similar to the guideline publicly traded company method, we used the following debt-free valuation fundamental pricing multiples:

         1. EV / Earnings before interest and taxes (EBIT); and
         2. EV / Earnings before interest, taxes, depreciation, and amortization (EBITDA);


2.  Selection of the Guideline Merged and Acquired Companies

We compared STV to recent transactions that occurred within the following SIC code:

   o Engineering & Architectural Services (8710)

Databases searched included:

         o    Merger Yearbook             o   Merger and Acquisition Source Book
         o    Corporate Growth Report     o   Mergers and Acquisitions



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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 36
--------------------------------------------------------------------------------

We selected the following transactions to use in our analysis:

    Target                                        Acquiror                                           Effective Date
    ----------------------------------------------------------------------------------------------------------------

    Kirk & Blum Manufacturing Co.                 CECO Environmental Corp.                           December 1999

    Dames & Moore Group                           URS Corp.                                          June 1999

    Sverdrup Corp.                                Jacobs Engineering Group, Inc.                     January 1999

    Roy F. Weston, Inc.                           American Capital Strategies, Ltd.                  Pending
                                                  Members of Senior Management
                                                  Employee Stock Ownership Plan

    Harding Lawson Associates                     MACTEC                                             June 2000

    ----------------------------------------------------------------------------------------------------------------

Descriptions of all of the selected guideline merged and acquired companies are included in Appendix G.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 37
--------------------------------------------------------------------------------

3.  Transaction Pricing Multiples

The following tables present the transaction pricing multiples for the guideline merged and acquired companies.

a)   EV / EBIT Multiples

               Guideline Merged and Acquired Companies            LTM                   3-Year Average
               ---------------------------------------            ---                   --------------
          Kirk & Blum Manufacturing Co. ....................      7.5                         6.3
          Dames & Moore Group. .............................     11.1                        12.8
          Sverdrup Corporation .............................      9.8                        10.7
          Roy F. Weston, Inc. ..............................     13.5                          NM
          Harding Lawson Associates ........................     11.2                        13.1

          Mean .............................................     10.6                        10.7
          Median ...........................................     11.1                        11.7

          STV Group, Inc.                                         2.5                         3.1

b)   EV / EBITDA Multiples

               Guideline Merged and Acquired Companies            LTM                   3-Year Average
               ---------------------------------------            ---                   --------------
          Kirk & Blum Manufacturing Co. ....................      6.4                         5.4
          Dames & Moore Group. .............................      8.0                         9.5
          Sverdrup Corporation .............................      8.1                         8.7
          Roy F. Weston, Inc. ..............................      7.4                          NM
          Harding Lawson Associates ........................      7.0                         7.9

          Mean .............................................      7.4                         7.9
          Median ...........................................      7.4                         8.3

          STV Group, Inc.                                         2.2                         2.7



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

STV Group, Inc.                                                          Page 38
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4.   Rational for Selection of Transaction Pricing Multiples

We selected pricing multiples to apply to the STV financial fundamentals based on the following:

o In terms of revenue, STV is similar in size to the median guideline company; the Company's LTM revenue is $164.1 million, compared to the median amount for the guideline companies of $154.5 million.

o The Company's historical growth in earnings is above the median. For example, with respect to EBITDA, STV recorded a three-year compound annual growth rate of 31.2 percent, compared to the median growth rate for the guideline companies of 8.0 percent.

o The Company's LTM EBIT growth rate of 23.0 percent is similar to the LTM EBIT growth rate for the guideline companies of 22.0 percent.

o STV is projecting slight declines in profitability in fiscal years 2001 and 2002 as a result of a change from fixed price contracts to cost plus contracts.

o    In general, the Company's returns on revenue are slightly below the median.

o Control premiums paid for those companies that were publicly traded prior to being acquired ranged between 35.3 percent and 51.0 percent.

Based on these and other factors, we selected all multiples for STV below the median.


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

STV Group, Inc.                                                          Page 39
--------------------------------------------------------------------------------

5.  Guideline Merged and Acquired Company Comparative Analysis


-----------------------------------------     -----------------------------------      ---------------------------------------
                   Size                                   Revenue Growth                             EBITDA Growth
          LTM Revenues in $000s                       Annual Compound Growth                    Annual Compound Growth
-----------------------------------------     -----------------------------------      ---------------------------------------
Dames & Moore Group             1,029,967     Dames & Moore Group            25.6      STV Group, Inc.                    31.2
Sverdrup Corporation              996,482     STV Group, Inc.                20.9      Dames & Moore Group                16.7
STV Group, Inc.                   164,143     Sverdrup Corporation           18.4      Sverdrup Corporation               11.6
Roy F. Weston, Inc.               154,522     Harding Lawson Associates      10.8      Harding Lawson Associates           4.4
Harding Lawson Associates         111,767     Roy F. Weston, Inc.             3.0      Kirk & Blum Manufacturing Co.     (20.1)
Kirk & Blum Manufacturing Co.      69,444     Kirk & Blum Manufacturing Co.   2.1      Roy F. Weston, Inc.                  NM
-----------------------------------------     -----------------------------------      ---------------------------------------


-----------------------------------------     -----------------------------------      ---------------------------------------
            LTM Profitability                          LTM Profitability                           LTM Profitability
             EBIT to Revenue                           EBITDA to Revenue                          Pretax Profit Margin
-----------------------------------------     -----------------------------------      ---------------------------------------

STV Group, Inc.                       5.9     Harding Lawson Associates       7.5      STV Group, Inc.                     5.8
Kirk & Blum Manufacturing Co.         5.7     Dames & Moore Group             7.2      Kirk & Blum Manufacturing Co.       5.4
Dames & Moore Group                   5.2     Kirk & Blum Manufacturing Co.   6.8      Harding Lawson Associates           4.7
Harding Lawson Associates             4.7     STV Group, Inc.                 6.7      Dames & Moore Group                 3.4
Roy F. Weston, Inc.                   3.2     Roy F. Weston, Inc.             5.8      Sverdrup Corporation                2.2
Sverdrup Corporation                  2.5     Sverdrup Corporation            3.0      Roy F. Weston, Inc.                 2.0
-----------------------------------------     -----------------------------------      ---------------------------------------


-----------------------------------------     -----------------------------------      ---------------------------------------
               Liquidity                                    Activity                                     Leverage
             Current Ratio                                A/R Turnover                             Debt to Total Capital
-----------------------------------------     -----------------------------------      ---------------------------------------

Kirk & Blum Manufacturing Co.         2.9     Sverdrup Corporation            6.1         Harding Lawson Associates        0.0
Dames & Moore Group                   2.0     Kirk & Blum Manufacturing Co.   4.8         STV Group, Inc.                  8.8
Roy F. Weston, Inc.                   1.9     Dames & Moore Group             4.0         Roy F. Weston, Inc.             22.2
Harding Lawson Associates             1.9     STV Group, Inc.                 2.9         Kirk & Blum Manufacturing Co.   24.0
STV Group, Inc.                       1.6     Harding Lawson Associates       2.6         Sverdrup Corporation            46.1
Sverdrup Corporation                  1.4     Roy F. Weston, Inc.             2.5         Dames & Moore Group             67.3
-----------------------------------------     -----------------------------------      ---------------------------------------

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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 40
--------------------------------------------------------------------------------

6.  Valuation Summary - Guideline Merged and Acquired Company Method

                                                                Industry Multiples
                                                 -------------------------------------------------         Selected       Indicated
Fundamental                STV Group, Inc.       Low            High          Mean          Median         Multiple         Value
                               $000                                                                                         $000
-----------------------------------------------------------------------------------------------------------------------------------
Latest Twelve Months:
  EBIT                         9,645             7.5            13.5          10.6          11.1           8.0            77,159
  EBITDA                      10,938             6.4            8.1           7.4           7.4            7.0            76,566
                                                                                                                      ----------

                                                                                            Indicated Value [a]           76,862


Three-Year Average:
  EBIT                         7,741             6.3            13.1          10.7          11.7           9.0            69,669
  EBITDA                       8,700             5.4            9.5           7.9           8.3            8.0            69,603
                                                                                                                      ----------

                                                                                            Indicated Value [a]           69,636


                                                               -----------------------------------------------------------------
                                                               Enterprise Value [b]                                   $   73,249
                                                               -----------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Footnotes:
[a] Earnings and cash flow indications of value are weighted equally
[b] LTM and three-year average indications of value are weighted equally.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 41
--------------------------------------------------------------------------------

                              VII. INCOME APPROACH

A.  OVERVIEW

The discounted cash flow (DCF) method is a well-recognized valuation method used to estimate the value of a business enterprise. The DCF method has intuitive appeal since it incorporates the risk/return perspective that is critical to the investment decision-making process.

The DCF method is based on a fundamental principal of finance that equates the value of an asset with the present value of its future economic cash flows. The DCF method involves the following key steps:

     1.       the development of projected financial statements;

     2. the estimation of an appropriate risk-adjusted, present value discount rate;

     3.       the calculation of projected net cash flows;

     4.       the calculation of the present value of projected net cash flows;

     5.       the calculation of a terminal value; and

     6.       the estimation of an overall indication of value from this method.


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                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 42
--------------------------------------------------------------------------------

B.  ILLUSTRATION OF DISCOUNTED CASH FLOW METHOD



                       ---------------------
                              5-Year
                            Projections
                       ---------------------
                                |
                                |
                               \|/
                       ---------------------
                         Determination of
       - - - - - - - -      Annual Free    - - - - - - - - - - - -
       |                    Cash Flows                           |
       |               ---------------------                     |
       |                                                         |
       |                                                         |
      \|/                                                       \|/
----------------                                        -------------------
     NPV of                                                      NPV
  Annual Free                                                    Of
  Cash Flows                                               Terminal Value
----------------                                        --------------------
       |                                                         |
       |              -----------------------                    |
       |- - - - - - ->   Enterprise Value    <- - - - - - - - - -|
                      -----------------------


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 43
--------------------------------------------------------------------------------

C.  CALCULATION OF NET CASH FLOWS

As an economic earnings measure, net cash flow represents the maximum amount of cash that could be distributed to shareholders without depleting the Company's normal operational cash requirements, excluding the impact of leverage.

For purposes of this analysis we define net cash flow as follows:

        Earnings Before Interest and Taxes
    -   Income Tax Expense
    +   Non-cash Depreciation and Amortization Expenses
    -   Capital Expenditures
    -   Working Capital Requirements
    --------------------------------
    =   Net Cash Flow
    =================

D.  WEIGHTED AVERAGE COST OF CAPITAL

o The required rate of return or discount rate was estimated using a weighted average cost of capital ("WACC") approach.

o The WACC assigns a capital structure to the Company based on the Company's actual capital structure, target capital structure, and consideration of industry averages.

o In addition, we performed an analysis of the betas for the guideline companies and STV to determine a cost of equity capital by applying the capital asset pricing model (CAPM).

o By weighting the cost of debt capital and cost of equity capital according to the selected capital structure, we calculated a WACC of
         13.0 percent for STV, as shown on the following page.


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 44
--------------------------------------------------------------------------------

E.  CALCULATION OF WEIGHTED AVERAGE COST OF CAPITAL

  Cost of Equity Capital:                                                  Source
  --------------------------------------------------------------------     ---------------------------------------------------------
  Risk-free Rate of Return                                       5.86%     Federal Reserve Statistics, April 17, 2001
  Long-term Equity Risk Premium                 8.10%                      Stocks Bonds Bills & Inflation, Ibbotson Associates, 2000
  STV Group, Inc. Beta / Industry Beta           1.00                      Standard & Poor's CompuStat Database, February 2001
                                              -------
    Beta-adjusted Equity Risk Premium                            8.10%
  Small Stock Equity Risk Premium                                2.20%     Stocks Bonds Bills & Inflation, Ibbotson Associates, 2000
  Unsystematic Equity Risk Premium                               0.00%     WMA Estimate
                                                               -------
    Total Equity Rate                                           16.16%
                                                               =======


  Cost of Debt Capital:
  --------------------------------------------------------------------
  Average Cost of Debt                                           7.00%     Company's Average Cost of Debt as of September 30, 2000
  Tax Rate                                                      48.00%     Estimated Corporate Tax Rate
                                                               -------
    After-tax Debt Rate                                          3.64%
                                                               =======


  Capital Structure:
  --------------------------------------------------------------------
  Equity / Invested Capital                                     75.00%     Industry Average
  Debt / Invested Capital                                       25.00%     Industry Average
                                                               -------
    Total Invested Capital                                     100.00%
                                                               =======


                                                              |---------|
  WACC (Rounded)                                              |  13.0%  |
  ----------------------------------------------------------------------

--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 45
--------------------------------------------------------------------------------

F.  PRESENT VALUE OF DISCRETE CASH FLOWS

                                                                              Pro Forma Years Ending September 30:
                                                                -----------------------------------------------------------------
                                                                   2001       2002            2003           2004          2005
                                                                   $000       $000            $000           $000          $000
---------------------------------------------------------------------------------------------------------------------------------
Adjusted Net Income                                                4,339      3,404           3,923          4,474         5,079
Interest Expense, Tax Affected                                       316      1,218           1,036            853           671
                                                             -----------  ---------      ----------     ----------    ----------
Debt-free Net Income                                               4,655      4,622           4,958          5,327         5,750
                                                             ===========  =========      ==========     ==========    ==========

Debt-free Net Income                                               4,655      4,622           4,958          5,327         5,750
Plus: Depreciation and Amortization                                1,700      1,400             905            268           124
Less: Capital Expenditures                                        (1,300)         -               -              -             -
Less: Increases in Working Capital                                (6,756)    (1,731)         (1,910)        (2,044)       (2,187)
                                                             -----------  ---------      ----------     ----------    ----------
Net Cash Flow                                                     (1,701)     4,291           3,953          3,551         3,687
                                                             -----------  ---------      ----------     ----------    ----------

Adjustment Factor [a]                                               0.44       1.00            1.00           1.00          1.00
                                                             -----------  ---------      ----------     ----------    ----------
Adjusted Net Cash Flows                                             (741)     4,291           3,953          3,551         3,687
                                                             ===========  =========      ==========     ==========    ==========

Periods Beyond Valuation Date [b]                                   0.22       0.94            1.94           2.94          3.94
Present Value Factor @ 13.0%                                       0.974      0.892           0.789          0.699         0.618
                                                             -----------  ---------      ----------     ----------    ----------
Present Value of Discrete Cash Flows                                (722)     3,828           3,120          2,480         2,279

Total Present Value of Discrete Cash Flows                   $    10,985
                                                             ===========

---------------------------------------------------------------------------------------------------------------------------------
Footnotes:
[a] Incorporates 5 months of cash flows for the fiscal year ending 2001.
[b] Calculated as if cash flows received at mid-year.


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 46
--------------------------------------------------------------------------------

G.  CALCULATION OF ENTERPRISE VALUE

             -------------------------------------------------------------
                                     DCF Assumptions
             -------------------------------------------------------------
             2005 EBITDA                                     $     11,182

             Base WACC                                              13.0%
               Increment                                             0.5%

             Base EBITDA Multiple                                    7.0x
               Increment                                              0.5

             Terminal Year                                           2005
             -------------------------------------------------------------



             -------------------------------------------------------------
                          Present Value of Discrete Cash Flows
             -------------------------------------------------------------
                                       Period
             -------------------------------------------------------------
WACC          0.22        0.94         1.94        2.94        3.94       Total
--------------------------------------------------------------------------------
12.0%         (723)       3,860        3,174       2,546       2,360      11,217
12.5%         (722)       3,844        3,147       2,513       2,319      11,100
13.0%         (722)       3,828        3,120       2,480       2,279      10,985
13.5%         (721)       3,812        3,093       2,448       2,240      10,872
14.0%         (720)       3,796        3,067       2,417       2,201      10,761
--------------------------------------------------------------------------------


             -------------------------------------------------------------
                          Terminal Value EBITDA Approach
             -------------------------------------------------------------
                             Terminal EBITDA Multiple
             -------------------------------------------------------------
WACC          6.0         6.5           7.0         7.5         8.0        WACC
--------------------------------------------------------------------------------
12.0%         42,950      46,529        50,108      53,687      57,266     12.0%
12.5%         42,203      45,720        49,237      52,754      56,271     12.5%
13.0%         41,473      44,929        48,385      51,841      55,298     13.0%
13.5%         40,759      44,155        47,552      50,948      54,345     13.5%
14.0%         40,060      43,398        46,736      50,075      53,413     14.0%
--------------------------------------------------------------------------------


             -------------------------------------------------------------
WACC                        Concluded Enterprise Value                     WACC
--------------------------------------------------------------------------------
12.0%         54,166        57,745      61,325      64,904      68,483     12.0%
12.5%         53,303        56,820      60,337      63,854      67,371     12.5%
13.0%         52,458        55,914      59,371      62,827      66,283     13.0%
13.5%         51,631        55,028      58,424      61,821      65,217     13.5%
14.0%         50,821        54,159      57,498      60,836      64,174     14.0%
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 47
--------------------------------------------------------------------------------

                           VIII. VALUATION CONCLUSIONS


A.  ENTERPRISE VALUE

The three methods described in the previous sections indicate the following range for the Company's Enterprise Value. This is before consideration of interest-bearing debt and other adjustments.

                                                        Enterprise Value             Control            Enterprise Value
Approach/Method:                                             Minority                Premium                 Control
------------------------------------------------------------------------------------------------------------------------
Market Approach
  Guideline Publicly Traded Company Method                $ 52,685,000                 20.0%             $   63,222,000
  Guideline Merged and Acquired Company Method                                                           $   73,249,000

Income Approach
  Discounted Cash Flow Method                                                                            $   59,371,000

-----------------------------------------------------------------------------------------------------------------------
Overall Indicated Enterprise Value                                                                       $   65,281,000
-----------------------------------------------------------------------------------------------------------------------

We estimated the Company's Enterprise Value using the guideline publicly traded company method, the guideline merged and acquired company method, and the discounted cash flow method.

Based on our analysis, we believe that these methods provide an accurate indication of a range of the Company's Enterprise Value on a marketable, controlling ownership interest basis. In forming our conclusion of value, we weighted each of the methods equally, and the resulting overall indicated Enterprise Value is $65,281,000.

--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 48
--------------------------------------------------------------------------------

B.  CONTROL PREMIUM EVIDENCE AND CONCLUSION

The value of a fractional interest in a company may be equal to, more than, or less than a pro rata share of the value of the entire company. That is, certain valuation approaches provide indications of value on a controlling ownership interest basis, and other approaches provide indications of value on a minority ownership interest basis. The analyst must reconcile these differing value indications to arrive at an indication of value consistent with the purpose and objective of the assignment. The adjustment from a minority ownership interest basis to a controlling ownership interest basis is typically made by applying a premium for control.

In the guideline publicly traded company method, the multiples generated from the guideline companies are representative of marketable, minority ownership interests. Therefore, by applying those multiples to the different fundamentals of STV, we arrive at an indication of the fair market value of the Company on a minority ownership interest basis. Because we are valuing a controlling ownership interest, it is appropriate to apply a premium to the marketable, minority ownership interest value to reflect the additional value of control.

Alternatively, in the guideline merged and acquired company method, the multiples generated from the guideline companies are representative of marketable, controlling ownership interests. Therefore, by applying those multiples to the different fundamentals of STV, we arrive at an indication of value on a controlling ownership interest basis; in which case, a control premium is not necessary.





--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 49
--------------------------------------------------------------------------------

With respect to the discounted cash flow method, the indication of value can reflect either a minority or a controlling ownership interest, depending on a number of factors. In our analysis, we used an industry average or optimal capital structure, as opposed to the estimated actual STV capital structure in estimating the WACC. In addition, we calculated the Company's terminal value by applying an EBITDA multiple derived from our analysis of the guideline merged and acquired companies. Therefore, the indication of value from the discounted cash flow method in our analysis represents a controlling ownership interest value.

Control rights are one of the most important variables affecting the value of a company. The appropriate premium for control depends on the controlling shareholders' ability to exercise any or all of the various rights typically associated with control. As a result, the value of a minority ownership interest investment in a company is not necessarily a pro rata percentage of the value of the entire enterprise, and vice versa. One of the primary benefits of control is the ability to change the capital structure of the firm to achieve efficiencies in the cost of capital to the firm. This factor has been considered in our selection of the appropriate control premium.

The most objective and established evidence of control premiums has been the study of cash tender offers. By looking at premiums offered during a tender for control of a company with publicly held shares, we can approximate the difference between a control and minority ownership interest value.

Based on data published in the Mergerstat Review (2001), the median control premium paid in transactions for all industries was 41.1 percent in 2000. With respect to only those transactions in the Construction Contractors and Engineering Services industry, the average control premium was 43.5 percent in 2000.

In addition to the evidence provided by Mergerstat Review, we analyzed control premiums in the acquisitions of Dames & Moore Group, Roy F. Weston, Inc., and Harding Lawson Associates, which were used in our guideline merged and acquired company method. The implied control premiums in these transactions were 35.4 percent, 51.0 percent, and 35.3 percent, respectively. It is important to note that the premium for control paid in these transactions reflect both financial and strategic benefits. In our analysis of the fair market value of STV, however, we only consider financial benefits.

--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 50
--------------------------------------------------------------------------------

Based on the facts and circumstances related specifically to the STV equity, we applied a 20.0 percent control premium to the value indication from the guideline publicly traded company method to account for any enhanced financial benefits that may be realized by a controlling shareholder of the Company.



C.  EQUITY VALUE

To obtain an equity value, we subtracted, from the indicated Enterprise Value, the amount of the Company's outstanding interest-bearing debt and the anticipated termination payment to satisfy the obligation of the Company's SERP. We also adjusted the Company's equity value for outstanding stock options.

As a result of these adjustments, we concluded an equity value of $65,032,000, as shown on the following page.







--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 51
--------------------------------------------------------------------------------

                                                                                                                     Indicated
                                                                           Source                                      Value
---------------------------------------------------------------------------------------------------------------------------------
Guideline Publicly Traded Company Method                                   Exhibit IX                             $   63,222,000

Guideline Merged and Acquired Company Method                               Exhibit XI                             $   73,249,000

Discounted Cash Flow Method                                                Exhibit XVIII                          $   59,371,000
                                                                                                                  --------------
Concluded Enterprise Value (Rounded) [a]                                                                          $   65,281,000

Valuation Adjustments:
  Less: Interest-bearing Debt [b]                                                                                 $   (3,257,000)
  Less: SERP Termination Payment, Tax-Affected                                                                    $   (2,500,680)
                                                                                                                  --------------
Total Adjustments                                                                                                 $   (5,757,680)

Concluded Fair Market Value of Equity, Marketable                                                                 $   59,523,320

  Plus: Stock Option Adjustment [c]                                                                               $    5,508,461
                                                                                                                  --------------

--------------------------------------------------------------------------------------------------------------------------------
Concluded Equity Value (Rounded)                                                                                  $   65,032,000
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Footnotes:
[a]  The Guideline Publicly Traded Company Method, the Guideline Merged and
     Acquired Company Method, and the Discounted Cash Flow Method are weighted equally.
[b]  Includes deferred compensation, post-retirement benefits, and note payable, less SERP liability.
[c]  1,082,980 options outstanding times the weighted average exercise price of
     $5.09 per share.

--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 52
--------------------------------------------------------------------------------

1.  Interest-Bearing Debt

As of January 31, 2001, the Company's interest-bearing debt consisted of the following liabilities:
                                                                     Indicated
                                                                       Value
                                                                     (Rounded)
    ---------------------------------------------------------------------------
    Note Payable                                                  $     400,000
    Deferred Compensation, Current Portion                        $      96,000
    Deferred Compensation, less Current Portion                   $   4,407,000
    Post-retirement Benefits                                      $   1,200,000
    Less: SERP Liability                                          $  (2,847,000)
                                                                  -------------
    Total Interest-Bearing Debt                                   $   3,257,000
    ---------------------------------------------------------------------------

2.  Non-Operating Liability

Per the Transaction, STV will discontinue the SERP. To fund its current SERP obligation, the Company will make a termination payment of $4,809,000, which is deductible for income tax purposes. Accordingly, for this analysis, we have made a net adjustment using the tax-affected obligation of $2,500,680 (based on an estimated effective tax rate of 48.0 percent) to determine the fair market value of the Company's equity.



--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 53
--------------------------------------------------------------------------------

3.  Stock Option Adjustment

The Company adopted a stock option plan in 1995. The options are exercisable one year from the date of grant and expire ten years from the date of grant. Option holders may exercise options at prices equal to fair market value at the date of grant, ranging from $2.06 to $7.88 per share.

As of April 23, 2001, there were 1,082,980 shares subject to purchase by the holders of these stock options. If all options were exercised, the Company would receive approximately $5,508,461 in new capital in exchange for the shares issued upon the exercise of these options. That is, a stock option adjustment is used to adjust the fair market value of the Company's common equity assuming all stock options are exercised.








--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 54
--------------------------------------------------------------------------------

D.  PER SHARE VALUE

    ---------------------------------------------------------------------------
    Concluded Equity Value (Rounded)                             $   65,032,000

    Fully-Diluted Shares Outstanding [a]                              4,961,108

    Indicated Price Per Share                                    $        13.11

    Merger Price                                                 $        11.25

    Market Price Per Share as of April 24, 2001                  $         5.35

    Implied Premium                                                      110.3%
    ---------------------------------------------------------------------------
    Footnote:
   [a] 3,878,128 common shares outstanding plus 1,082,980 stock options.


The fair market value of the Company's common equity, as of April 23, 2001, is reasonably stated in the aggregate amount of $65,032,000, or $13.11 per share, on a marketable, controlling ownership interest basis, based on 4,961,108 fully-diluted shares outstanding.

The merger price for the STV common equity of $11.25 per share represents a
110.3 percent premium to the Company's market price, which was $5.35 per share as of April 24, 2001 (five days prior to the merger announcement).

--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 55
--------------------------------------------------------------------------------

E.  REASONABLENESS TEST

To determine the reasonableness of the Transaction, we calculated the implied STV multiples based on the merger price of $11.25 per share. The following charts compare the implied STV multiples to the multiples calculated for the Guideline Publicly Traded Companies and the Guideline Merged and Acquired Companies.

Guideline Publicly Traded Companies [a]:

--------------------------------------------------     ------------------------------------------------
                   LTM EBIT Mutitlpes                                   LTM EBITDA Multiples
                        EV/EBIT                                              EV/EBITDA
--------------------------------------------------     ------------------------------------------------
Fluor Corp.                                 17.6       Tetra Tech, Inc.                           12.4
U.S. Laboratories, Inc.                     15.0       U.S. Laboratories, Inc.                    11.8
Jacobs Engineering Group, Inc.              15.0       Jacobs Engineering Group, Inc.             11.5
Tetra Tech, Inc.                            14.8       Fluor Corp.                                 8.2
URS Corp.                                    8.3       URS Corp.                                   6.5
HLM Design, Inc.                             6.5       STV Group, Inc.                             5.6
STV Group, Inc.                              6.4       HLM Design, Inc.                            4.3
Baker (Michael) Corp.                        4.8       Baker (Michael) Corp.                       3.4
--------------------------------------------------     ------------------------------------------------


Guideline Merged and Acquired Companies:

--------------------------------------------------     ------------------------------------------------
                LTM EBIT Mutitlpes                                     LTM EBITDA Multiples
                   EV/EBIT                                                EV/EBITDA
--------------------------------------------------     ------------------------------------------------

Roy F. Weston, Inc.                         13.5       Sverdrup Corporation                        8.1
Harding Lawson Associates                   11.2       Dames & Moore Group                         8.0
Dames & Moore Group                         11.1       Roy F. Weston, Inc.                         7.4
Sverdrup Corporation                         9.8       Harding Lawson Associates                   7.0
Kirk & Blum Manufacturing Co.                7.5       Kirk & Blum Manufacturing Co.               6.4
STV Group, Inc.                              6.4       STV Group, Inc.                             5.6
--------------------------------------------------     ------------------------------------------------

Footnote:
[a] The multiples for the Guideline Publicly Traded Companies are adjusted to reflect a controlling ownership interest, using a control premium of 20%.


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 56
--------------------------------------------------------------------------------

F.  OFFER PRICE PREMIUM ANALYSIS

We have compared the price premiums offered by the acquiring companies of the merged and acquired guideline companies to the price premium offered for the STV stock. The following table shows this comparison.

                                                                                              Pre-Offer        Share
                                                                               Announce         Price         Purchase /     Price
Target Company                        Acquiror                                   Date         Per Share      Offer Price    Premium
                                                                                                  $               $            %
------------------------------------------------------------------------------------------------------------------------------------
Kirk & Blum Manufacturing Co.         CECO Environmental Corp.                    09/07/99         NA          12.50             NA
Dames & Moore Group                   URS Corporation                             05/06/99      11.81          16.00          35.4%
Sverdrup Corporation                  Jacobs Engineering Group, Inc.              12/09/98         NA     198,000.00             NA
Roy F. Weston, Inc.                   American Capital Strategies, Ltd.           03/09/01       3.38           5.10          51.0%
Harding Lawson Associates             MACTEC                                      03/23/00       8.50          11.50          35.3%

  LOW                                                                                                                         35.3%
  HIGH                                                                                                                        51.0%
  MEAN                                                                                                                        40.6%
  MEDIAN                                                                                                                      35.4%

STV Group, Inc.                       Employee Stock Ownership Plan & EAPCM, Inc. 04/30/01       5.35          11.25         110.3%
------------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 57
--------------------------------------------------------------------------------

We have also examined price premiums paid across all industries, but more importantly, those paid in the Construction and Engineering Services industry.

                             Industry                     2000          1999           1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------

All Industries:


  Median                                                  41.1%         34.6%          30.1%          27.5%          27.3%
  Mean                                                    49.2%         43.3%          40.7%          35.7%          36.6%
    Number of Transactions                                  574           723            512            487            381



Construction Contractors and Engineering Services:


  Mean                                                    43.5%         41.0%          30.6%          44.5%          30.4%
    Number of Transactions                                   11            11              5              4              2
--------------------------------------------------------------------------------------------------------------------------
Source: Mergerstat Review 2001.


--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 58
--------------------------------------------------------------------------------

G.  INTEREST RATES

We have reviewed the current interest rate environment for purposes of estimating the reasonableness of the interest rate on the Company's loan.

      ----------------------------------------------------------------------

      Security/Debt Instruments                            Interest Rate [a]
      ----------------------------------------------------------------------
      One-year LIBOR ................................            4.71%
      Prime Rate ....................................            8.00%
      Treasury Bonds:
         5-year .....................................            4.94%
         10-year ....................................            5.28%
         20-year ....................................            5.86%
      Corporate 1 to 10 years:
         High Quality ...............................            5.82%
         Medium Quality .............................            6.72%
      Corporate 10+ years:
         High Quality ...............................            7.14%
         Medium Quality .............................            7.91%
      Corporate High Yield ..........................           12.86%
      ----------------------------------------------------------------------
      [a] As of April 17, 2001.







--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

STV Group, Inc.                                                          Page 59
--------------------------------------------------------------------------------

                                   IX. OPINION

It is our opinion that the fair market value of the Company's common equity, as of April 23, 2001, is reasonably stated in the amount of $13.11 per share, on a marketable, controlling ownership interest basis.


Based on the foregoing and assuming the Transaction closed today, it is our opinion that:

1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares; and

2. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.




--------------------------------------------------------------------------------
                        WILLAMETTE MANAGEMENT ASSOCIATES

                           APPENDIX A. OPINION LETTER

April __, 2001



LaSalle Bank N.A.
  Trustee of the STV Group, Inc.
  Employee Stock Ownership Plan
135 South LaSalle Street
Chicago, IL 60603


Dear Trustee:

Willamette Management Associates ("Willamette") has been retained by LaSalle Bank N.A., in its capacity as the trustee (the "Trustee") of the STV Group, Inc. ("STV" or the "Company") Employee Stock Ownership Trust, which forms a part of and implements the STV Employee Stock Ownership Plan (the "ESOP") to determine, among other things, whether the transaction described below is fair to the ESOP from a financial point of view.

Pursuant to the Agreement and Plan of Merger ("the Merger Agreement") dated _______, the Company will purchase all of the outstanding publicly owned shares of STV, other than those shares owned by the ESOP, for consideration equal to $16,278,750, or $11.25 per share, based on 1,447,000 non-ESOP shares outstanding. In addition, the Company will purchase all of the 1,082,980 stock options outstanding at $11.25 per share less each option's exercise price, or $6,675,064 in aggregate (the "Stock Option Buyout"). STV will also pay $4,809,000 to terminate its obligation associated with the Company's Supplemental Employee Retirement Plan ("SERP"). The above referenced transactions, together with any related transactions, are collectively referred to as the "Transaction."

In connection with the Transaction, STV will redeem all outstanding non-ESOP shares and, on a post-Transaction basis, the Company will operate as a 100 percent ESOP-owned S-corporation. To finance the Transaction, including the purchase of non-ESOP stock, the Stock Option Buyout, and the funding of the SERP obligation, the Company will borrow $_______ at an interest rate of ___ percent.

In our capacity as your independent financial advisor, you have specifically asked us to render a written opinion (the "Opinion") as to whether:

     1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares; and

     2. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.

LaSalle Bank N.A.
April __, 2001
Page 2





In undertaking our engagement, our focus was directed to the valuation issues arising from Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which defines the term "adequate consideration" as the fair market value of an asset determined by a fiduciary in good faith. Pursuant to the Department of Labor Proposed Regulation Section 2510.3-18(b)(2), fair market value is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset.

STV provides engineering, architectural consulting, and design services on a variety of public projects in areas such as rail transportation, civil, highway, bridge, airport, and port engineering, architectural and facilities engineering, construction management and design/build, and systems and process engineering. Since 1968, the STV common stock has been publicly traded. STV is currently traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) under the ticker symbol STVI. The price for STV stock as of April __, 2001 is $____ per share. STV employed 1,228 people and generated operating revenue of $113.5 million as of the fiscal year ended September 30, 2000.

Willamette is one of the nation's leading independent financial advisory and business valuation firms. Willamette's principal business is the valuation of businesses and business interests, including both closely-held and publicly traded companies, for all purposes, including employee stock ownership plans, mergers and acquisitions, divestitures, public offerings, gift and estate taxes, corporate and partnership recapitalizations, dissolutions and other objectives. Willamette has provided financial advisory services for more than 300 ESOP and other employee benefit plan clients. Willamette is independent of the parties to the Transaction (other than the ESOP) within the meaning of Department of Labor Proposed Regulation 29 CFR 2510.3-18(b) and section 401(a)(28)(C) of the Internal Revenue Code of 1986, as amended.

In connection with this Opinion, we have made such reviews, analyses, and inquiries, as we deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's audited financial statements for the fiscal years ended September 30, 1996 through September 30, 2000, and interim financial statements for the four-month periods ended January 31, 2001 and January 31, 2000;

     2. reviewed the Company's SEC form 10-K for the fiscal years ended September 30, 1996 through September 30, 2000, and SEC form 10-Q for the quarter ended December 31, 2000;

     3. reviewed the Company's financial forecasts prepared by management for the fiscal years ending September 30, 2001 through 2005;

     4. reviewed an STV presentation describing the Company's history, management profile, corporate organization, principal service areas, major customers, representative projects, historical and projected financial performance, and backlog;

     5.   reviewed the Merger Agreement;

     6. reviewed the Credit Agreement between STV and ______________Bank, dated ________;

LaSalle Bank N.A.
April __, 2001
Page 3



     7. reviewed U.S. economy sources, including The Wall Street Journal; Barron's; The Oregonian; The Dismal Scientist; The Washington Post; MSNBC; CNNfn; and Reuters Limited;

     8. reviewed Stocks, Bonds, Bills & Inflation: 2000 Yearbook, Ibbotson Associates; Federal Reserve Statistical Release; Mergerstat Review 2000, Houlihan, Lokey, Howard and Zukin;

     9. reviewed certain publicly available information and financial data on publicly traded companies similar to STV; and

     10. conducted such additional studies, analyses, and investigations as we deemed appropriate.

Although our thorough discussions with management and review of supporting documentation give us comfort that our due diligence efforts are appropriate, we have not conducted a physical examination of all of the Company's properties or facilities, and we have not obtained or been provided with any independent formal evaluation of such properties and facilities. We have reviewed the financial information, financial forecasts and projections, and other internal data provided to us, as well as other publicly available information, and while we are unable to verify the accuracy and completeness of such data and information, we have judged the reasonableness thereof and made certain adjustments thereto. The Opinion is necessarily based upon market, economic, and other conditions as they exist on, and can be evaluated as of the date of this letter.

Management has represented to us that there has been no material adverse change in the business, financial position, or results of operations of the Company since January 31, 2001.

Based on the foregoing, it is our opinion as of the date hereof, that:

     1. the consideration to be paid by the Company to the non-ESOP shareholders for their stock pursuant to the Transaction is not greater than the fair market value of such shares; and

     2. the terms and conditions of the Transaction, including the debt incurred by the Company to complete the Transaction, are fair to the ESOP from a financial point of view.

This Opinion is solely for the use and benefit of the Trustee, and any summary of or reference to the Opinion or any other reference to Willamette by the Company in connection with the Transaction will be subject to Willamette's prior review and written approval, which shall not be unreasonably withheld; provided, however, the law firm of Kirkpatrick & Lockhart LLP is granted permission to rely on this letter solely in connection with the legal opinion which it is rendering with respect to the Transaction. In addition, we consent to a description of and the inclusion of the text of our written Opinion in any filing required to be made by the Company with the SEC in connection with the Transaction and in materials delivered to the Company's stockholders that are a part of such filings, provided that any such description or inclusion shall be subject to our prior review and approval, which approval shall not be unreasonably withheld.

If so requested by the Company, we will update the Opinion to a date on or about the date of the proxy or similar statement delivered to the Company's stockholders and the Company may include the updated Opinion in the proxy or similar statement furnished to stockholders; provided, that we will be entitled to reconsider the conclusion set forth in the initial Opinion based on additional information becoming available to us between the date of the initial Opinion and the date of the updated Opinion. We shall receive no additional compensation for the updated Opinion. We also acknowledge that the Board of

LaSalle Bank N.A.
April __, 2001
Page 4




Directors and Independent Committee of the Board of Directors of STV may consider the fact that we provided the Opinion to the Trustee in their determination of whether the proposed Transaction is in the best interest of the Company and whether to recommend that the shareholders of the Company approve the Transaction.

This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter dated March 2, 2001, and subject to the understanding that the obligations of Willamette in the Transaction are solely corporate obligations and no officer, director, employee, agent, shareholder or controlling person of Willamette shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

In accordance with recognized professional ethics, our professional fees for this service are not contingent upon the opinion expressed herein, and neither Willamette, nor any of its employees, has a present or intended financial relationship with or interest in STV.

Very truly yours,



WILLAMETTE MANAGEMENT ASSOCIATES

                               APPENDIX B. ECONOMY


In the valuation of any business interest, the general economic outlook as of the valuation date should be considered, since the national economic outlook influences how investors perceive alternative investment opportunities at any given time.

In our analysis, we have considered the general economic climate that prevailed at the end of December 2000. This section contains an overview of some selected economic factors, followed by a discussion of those factors that are critical over the long term. Topics addressed include general economic conditions, fiscal policy, consumer prices and inflation rates, employment growth and unemployment, interest rates, consumer spending, the stock markets, manufacturing, and capital expenditures.


GENERAL ECONOMIC CONDITIONS

At the end of calendar year 2000, the U.S. economy is slowing significantly. Corporate profits are weak and manufacturing inventories are high. Energy prices are experiencing significant increases, as are personal bankruptcies. As a result of a slowing U.S. economy and future uncertainty, consumer confidence is down, and U.S. stock market prices are declining.

Gross domestic product (GDP) increased only 1.4 percent during the last quarter of 2000 and the consensus among economists calls for additional softening. For the year 2000, GDP increased 5.0 percent, but most of that growth occurred in the first half of the year.


FISCAL POLICY

President-elect George W. Bush's proposal for a 10-year, $1.3 trillion tax cut was the centerpiece of Mr. Bush's campaign. Under the current economic climate, analysts are saying a tax cut could be helpful. The current budget surplus adds to the popularity of a tax cut initiative. Favored tax reduction items include: personal income tax rates, marriage penalty relief, and the repeal or reduction of estate and gift taxes.

As of the end of calendar year 2000, President-elect Bush's advisors believe the U.S. budget surplus could reach $1.9 trillion over the next 10 years. This figure does not include the large surplus in the Social Security and Medicare accounts. The surplus for fiscal 2001 was estimated at $256.0 billion.

The U.S. trade deficit decreased to $33.0 billion in November 2000, as imports declined $1.3 billion, the biggest decline in 10 years. A decrease in oil prices was the primary reason for the decline in imports.


MONETARY POLICY

At its last meeting in 2000, the Federal Reserve Bank Board of Governors (the "Fed") left interest rates unchanged. However, the Fed identified slower growth, not inflation, as the greatest risk to future economic growth. The Fed indicated that it is prepared to cut interest rates in 2001 to avoid a so-called hard landing for the economy.

CONSUMER PRICES AND INFLATION RATES

Consumer prices increased 3.4 percent in 2000, the largest gain since 1990. Higher energy prices were responsible for much of the gain. In 1999, the consumer price index (CPI) increased only 2.7 percent. In December 2000, the CPI increased only 0.2 percent and excluding volatile food and energy prices, the core CPI increased a scant 0.1 percent. The December report clearly indicates a moderate inflationary trend.

For all of 2000, energy costs increased 14.2 percent as oil costs increased by
40.5 percent and natural gas costs increased by 36.7 percent.

The Organization of Petroleum Exporting Countries (OPEC) is expected to announce a cut in oil production by about 1.5 million barrels a day at its January 2001 meeting. OPEC cites falling demand (as world economic growth slows) as the principal reason for production cuts. OPEC wants to maintain oil prices at $25 a barrel for OPEC crude products, which translates into about $30 a barrel for the U.S. benchmark West Texas Intermediate Crude.

A U.S. Labor Department report shows that import prices declined 0.5 percent in December 2000, led by a 9.3 percent decline in petroleum prices. For the year 2000, import prices increased 3.5 percent.


EMPLOYMENT GROWTH AND UNEMPLOYMENT

During the last quarter of calendar year 2000, the employment cost index (ECI) increased only 0.8 percent. This was down from a 0.9 percent increase in the third quarter of the year. Wage growth slowed to 0.7 percent in the fourth quarter, and benefit costs increased only 0.8 percent. For the year 2000, wages and benefits increased by 4.1 percent, the largest increase since 1991.

Unemployment was at 4.0 percent in December 2000, near a 30-year low.

Only 19,000 new jobs were created in December 2000 as jobs in manufacturing sector declined by 56,000 jobs in December. An additional 18,000 jobs were lost in construction, while the service sector gained 36,000 positions. Layoffs involving 50 or more workers increased sharply in the last quarter of 2000. Nonfarm payrolls increased by about 1.9 million jobs in 2000, far below the 1999 gain of 2.8 million jobs. For the year 2000, approximately 180,000 factory jobs were lost.

Average hourly earnings in December 2000 increased five cents to $14.01 after an eight-cent gain in November. The average workweek declined by 0.7 percent to
34.1 hours in December. Average hourly earnings gained 4.2 percent in 2000, an increase of 3.5 percent over 1999.

The percentage of the total U.S. workforce belonging to a union declined to a record low in 2000. Union membership declined to 13.5 percent of the U.S. workforce. In the private sector, union membership declined to 9.0 percent, while government worker participation increased slightly.

Personal income--a measure of wages, interest payments, and government benefits--increased 0.4 percent in December 2000. For all of 2000, incomes increased 6.3 percent, up from a 5.4 percent increase in 1999.

INTEREST RATES

The prime lending rate at banks is at a nine-year high of 9.5 percent compared to the 7.75 percent rate recorded in June 1999 before the Fed began increasing interest rates.


CONSUMER SPENDING

Consumer spending increased at an annual rate of 2.9 percent in the fourth quarter of 2000, down from a 4.5 percent annualized increase in the third quarter. Spending on durable goods actually declined at an annualized rate of
3.4 percent in the last quarter of 2000 after recording a gain of 7.6 percent in the third quarter.

The 2000 lackluster holiday shopping season adds to the current speculation of a sharp economic slowdown. Retail sales increased only 0.1 percent in December 2000 after declining 0.5 percent in November and 0.1 percent in October. For the year 2000, retail sales increased 3.4 percent, with most of the growth occurring in the first half of the year.

Consumer confidence declined to its lowest level in two years in December 2000. The Conference Board reported consumer confidence at 128.3 in December compared to 132.6 in November. It was the third consecutive monthly decline.

Consumer borrowing increased by $12.9 billion or 10.2 percent in November 2000 to a total of $1.5 trillion. Nonrevolving credit, used for big ticket items such as cars and vacations, increased 11.4 percent after a 6.1 percent increase in October. Revolving debt, such as credit card and retail borrowing, increased by
8.7 percent, somewhat slower than the October increase of 9.2 percent.

The personal savings rate was at negative 0.8 percent in December 2000. In November, the rate was at negative 0.9 percent--an all-time monthly low.


CONSTRUCTION

Construction put in place in December 2000 was estimated at an annual rate of $811.5 billion, 0.6 percent above the November estimate. For the year 2000, the value of construction put in place was $807.8 billion, 6.0 percent above the amount put in place in 1999.

In December 2000, housing starts increased 0.3 percent to an annual rate of 1.6 million units. Permit applications, however, declined 6.6 percent despite significant declines in mortgage rates. Single-family housing starts increased
6.0 percent in December 2000, while multifamily starts declined 20.8 percent. For the fourth quarter of calendar year 2000, housing construction fell 2.5 percent after declining 10.6 percent in the third quarter. For all of 2000, new single-family home starts declined 5.4 percent to 1.3 million units and multifamily housing starts declined 0.4 percent to 330,000 units.

New home sales increased in December 2000 to a near record high of 975,000 units on an annualized basis. For the year 2000, new home sales were close to 900,000 units. Inventories of new homes for sale remains very low, though housing demand is expected to slow in 2001 as a result of slower economic growth.

The median priced new home in December 2000 sold for $175,000, an increase of approximately 5.0 percent.

Sales of existing homes declined 7.4 percent in December 2000 to an annual rate of 4.9 million units. For the year 2000, home sales totaled 5.0 million units, down 3.2 percent from the 1999 total. At the end of December 2000, the inventory of existing homes for sale increased to a 3.9-month supply.

The median existing home price for houses in the U.S. was $140,000 in December 2000, an increase of 4.7 percent from December 1999.

The average interest rate on a 30-year, fixed-rate, conventional home mortgage was 7.4 percent in December 2000, considerably less than the May 2000 rate of
8.6 percent.


THE STOCK MARKETS

For the first time in a decade, bonds outperformed stocks in the year 2000. For the year 2000, the Dow Jones Industrial Average declined 6.2 percent, the largest loss recorded since 1981. The Standard & Poor's (S&P) 500 lost 10.1 percent in 2000, its worst performance since 1971, and the S&P 400 Industrials lost 17.1 percent for 2000.

The Nasdaq Composite suffered a 39.3 percent loss in the year 2000. The Nasdaq Composite's decline in the year 2000 was the third largest for any major index ever. Additionally, compared to its March 2000 high, the Nasdaq Composite was down over 52.0 percent by the end of the year 2000.

The table below shows some historical data for the Dow Jones Industrial Average, S&P 400 Industrials and 500 Composite, and the Nasdaq Industrials.


                                   HISTORICAL STOCK MARKET DATA
---------------------------------------------------------------------------------------------------
              Index                   1999                             2000
---------------------------------- ------------ ---------------------------------------------------
                                      12/31        3/31         6/30         9/30         12/29
---------------------------------- ------------ ------------ ------------ ------------ ------------
Dow Jones Industrial Average        11,497.12    10,921.92    10,447.89    10,650.92    10,786.85

S&P 400 Industrials                  1,841.92     1,877.67     1,818.64     1,711.55     1,527.86
 P/E Multiple                           40.84        37.27        33.98        30.83        26.27
 Dividend Yield                           .94          .92          .92          .94         1.03

S&P 500 Composite                    1,469.25     1,498.58     1,454.60     1,436.51     1,320.28
 P/E Multiple                           33.42        31.05        28.56        27.67        24.57
 Dividend Yield                          1.14         1.12         1.13         1.11         1.19

Nasdaq (OTC) Industrials             2,238.97     2,420.17     2,106.56     2,046.65     1,482.99
---------------------------------- ------------ ------------ ------------ ------------ ------------
Sources:  Barron's  [1-3-00,  4-3-00,  7-3-00,  10-2-00,  and 1-1-01] and The Wall Street  Journal
[1-3-00, 4-3-00, 7-3-00, 10-2-00, and 1-2-01].
---------------------------------------------------------------------------------------------------

Many economists expect corporate profits to decline for the first time since 1998. According to First Call, a company that compiles earnings estimates from analysts, profits increased at an average rate of 18.9 percent between the first quarter of 1999 and the third quarter of 2000, but declined sharply in the fourth quarter of 2000. Analysts currently expect a meager 4.0 percent increase in profits in the fourth quarter 2000 over fourth quarter 1999 results.

Worldwide merger and acquisition volume activity in 2000 increased 5.1 percent to a record $3.5 trillion, with the number of deals increasing 7.4 percent to nearly 37,000 transactions. U.S. merger volume increased 16.5 percent to $1.8 trillion, though the number of deals declined 3.5 percent to 10,754 transactions.


INDUSTRIAL PRODUCTION

U.S. industrial output declined by 0.6 percent in December 2000, the third consecutive monthly decline. The industrial capacity utilization rate also declined 0.8 percent to 80.6 percent in December 2000, the fourth consecutive monthly decline. The utilization rate is currently at its lowest level in more than eight years.

New orders for durable goods increased 2.2 percent in December 2000, after a 1.8 percent increase in November. All of the gain was in transportation items such as aircraft and automobiles. When transportation items are excluded, December orders actually declined 1.4 percent. Shipments of finished goods declined for the third straight month in December 2000, the first time since mid-1989 that shipments declined for three consecutive months.

The National Association of Purchasing Management's (NAPM) monthly index of the manufacturing sector for December 2000 declined to 43.7 from 47.7 in November. The December index reading is at its lowest level since April 1991. A reading under 50.0 indicates the manufacturing sector is in a period of decline. The December 2000 price component of the NAPM report increased to 61.0 from 56.6 in November.

The producer price index (PPI) was unchanged in December 2000. However, the core rate, which excludes volatile food and energy costs, increased 0.3 percent. Producer prices increased 3.6 percent in 2000 after an increase of 2.9 percent in 1999.

Inventories of unsold goods at U.S. companies increased in November 2000, as sales declined for the second straight month. Stockpiles of goods increased 0.5 percent to $1.2 trillion, and sales declined 0.3 percent. November 2000 was the 23rd consecutive month that business inventories increased. The inventory to sales ratio increased to 1.4 months, the highest level since April 1999.


CAPITAL EXPENDITURES

Business investment in new plants and equipment declined by 1.5 percent in the fourth quarter of 2000 after increasing 7.7 percent in the third quarter, the largest decline since the fourth quarter of 1991. The current weakness is primarily due to a sharp reduction in spending on computers and other equipment.

Spending on information technology accounted for approximately 40 percent of economic growth in the first three quarters of calendar year 2000. In the first three quarters of 2000, companies spent $2.0 trillion on technology, up from $1.6 trillion during the same period in 1999. As a result of a major deceleration in technology spending in the fourth quarter, growth in business investment is expected to slow from its current 12.0 percent annual rate to a mid-single-digit rate.


OUTLOOK

The U.S. economy is currently experiencing weakness in many areas. The slowdown started in the second half of 2000 and accelerated in December with a decline in manufacturing, slower growth in employment, and a poor holiday season in the retail sector. All of these factors result in an increased risk of recession according to Value Line Investment Survey.

A recession, according to the National Bureau of Economic Research's Business Cycle Dating Committee, is "a recurring period of decline in total output, income, employment, and trade, usually lasting from six months to a year, and marked by widespread contractions in many sectors of the economy."

The consensus forecast by economists surveyed by the Blue Chip Economic Indicators calls for a 2.6 percent growth rate in GDP in 2001.

The Wall Street Journal consensus economic forecast by 54 economists calls for the U.S. economy to grow at an annualized rate of 2.0 percent in the first half of 2001. The same economists also expect lower interest rates, milder inflation, and a higher unemployment rate. GDP is expected to increase at a rate closer to
3.0 percent in the second half of 2001.

Economists are worried about California's energy crisis, high technology shakeout, and increasing labor problems in the entertainment industry. Some economists believe the problems in California could negatively impact the U.S. economy which is already showing signs of decline. California is responsible for approximately 12.0 percent of the United States GDP and by itself is the sixth largest economy in the world.

Many changes occurred in the nearly 10 years since the U.S. economy was in a recession. The use of the public equity markets is significantly greater, business spending on high technology has increased materially, productivity is growing at a faster rate resulting in higher wages, and information about the economy moves faster and more freely--due principally to the Internet. Some of the changes that resulted in strong economic growth could make a period of decline more severe.

Corporate America's spending on high technology that was driven by inexpensive capital, could now create excess capacity in some areas. Workers could suffer sooner when companies start lay-offs more quickly, causing consumer spending and confidence to decline drastically. Though a return to stronger economic growth could also follow more quickly.

                              APPENDIX C. INDUSTRY


STV is a professional services firm operating in the engineering and architectural consulting and design industry. The Company's primary business groups specialize in transportation and architectural services, specifically for public sector clients. As part of our analysis, we researched the engineering, architectural, and construction industries to determine both the current state of and the prospects for the industries that STV operates in, based on information available as of the Valuation Date.


ENGINEERING SERVICES

During the first half of the 1990s, engineering services were negatively affected by the cyclical forces of recession and the secular forces of downsizing and foreign competition. The engineering profession also suffered from severe cutbacks from one of its principal clients, the defense industry. As a result of cutbacks in procurement spending and in weapons development, many engineers were forced to switch their focus to civilian industries.

During the second half of the 1990s, however, a strong U.S. economy and new legislative developments positively impacted the industry. The Transportation Equity Act for the 21st Century (TEA-21) was signed into law on June 9, 1998. TEA-21 authorized $217 billion over a six-year period to improve the United States transportation infrastructure. TEA-21 is the largest public works measure ever authorized by Congress. This amount is a sharp increase from the previous transportation bill passed in 1991 that authorized only $36 billion over six years.

Recently, there were also substantial funds allocated to the aviation industry. The Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (AIR-21) was passed in April 2000 that authorized $40 billion for federal aviation programs over a three-year period. TEA-21 and AIR-21 are expected to significantly benefit engineers in the transportation and aviation sectors.

According to industry analysts, fiscal 2001 funding for many major federal construction programs is guaranteed. In fact, transportation spending in 2001 is expected to be even greater than what is called for under TEA-21. Compared to 2000 actual levels, 2001 budgets for highways, transit administration, and airport grants are 16.1 percent, 8.4 percent, and 68.8 percent higher, respectively.

While highways receive the majority of funds from federal transportation budgets, transit and aviation continue to receive greater funding and additional support. For example, light rail in the United States is enjoying unprecedented popularity in the public sector, as well as in municipalities. In addition, as airports expand to meet demand, so do the need for rail connections.


ARCHITECTURAL SERVICES

Architectural services firms were also negatively impacted by the recession of 1990-1991. The decline in demand for architectural services in the early 1990s was not just a cyclical decline, but also reflected declines related to excess commercial construction that occurred in the late 1980s. With significant increases in commercial construction over the last five-year period, the demand for architectural services also increased.

Demand for highway and bridge architectural services increased as a result of federal transportation spending increases (TEA-21 and AIR 21), as well as spending increases related to hazardous waste projects and environmental facilities in general.


CONSTRUCTION

According to industry estimates, the construction industry will move into its tenth year of expansion in 2001. Compared to recent years, however, 2001 forecasts indicate that the construction industry will increase at a much slower rate. For example, the construction market is slowing from a ten percent annual growth rate in 2000 to a three percent projected growth rate for 2001. Although significantly slower, this projected growth in the construction industry will result in a record volume of activity, which is expected to further tighten labor and material markets and apply additional inflationary pressure.

The value of total construction awards, including residential, is projected to increase one percent in 2001 to $468 billion, which is 86 percent higher than 1992 levels, the year the current expansion started. This overall growth rate, however, does not mirror the extremely strong growth projected for the non-residential and public works construction markets. That is, with the substantial increase of federal funds, highway and airport construction should lead the public works sector to a six percent annual growth rate in 2001. Overall, public works construction is projecting 4.5 percent growth during fiscal 2001. Institutional buildings and income properties are projected to also experience increases above the national average. For example, construction of manufacturing facilities and educational buildings is expected to increase at
8.6 percent and 5.8 percent, respectively.

Over the next five year period, the U.S. Department of Commerce predicts that overall growth in the construction industry will increase at a one percent annual growth rate. Office building, industrial, and highway construction are projected to increase at an annual rate of 7.0 percent, 3.0 percent, and 7.2 percent, respectively. Additionally, a strong public works market is expected to offset slight declines within other markets.

For the institutional construction sector, contracting is projected at 590 million square feet, similar to the strong results recorded in 1999 and 2000. Schools and churches are expected to continue to increase, and renewed growth is expected for transportation terminals. This continued growth, however, may be partially offset by decreased demand for healthcare clinics and detention facilities.

The principal problem for companies that operate in the construction services industry is finding and retaining qualified employees. Many firms believe they will need additional employees over the next three to five years just to satisfy their backlog. This strong demand for construction workers is resulting in increased compensation. Over the past five years, for example, average wages and fringe benefits for union construction workers increased 17.5 percent. According to the U.S. Department of Labor, in February 2001, construction was one of the highest paying industries in the United States for production and nonsupervisory workers in the private sector.

                               APPENDIX D. COMPANY


OVERVIEW

STV Group, Inc., together with its subsidiaries ("STV" or the "Company") provides engineering, architectural consulting, and design services on a variety of public projects. The Company also performs selected design/build, construction management projects. Since 1968, the STV common stock has been a publicly traded. STV is currently traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") under the ticker symbol STVI.

The STV Group consists of the following subsidiaries: i) STV, Inc.; ii) STV Architects, Inc.; iii) STV Environmental, Inc.; iv) STV International, Inc.; v) STV Surveying, Inc.; vi) STV Construction Services, Inc.; vii) STV Construction, Inc.; and viii) STV/Silver & Ziskind. In general, each of the Company's subsidiaries staffs a particular project with personnel from the subsidiary's office. When necessary, multi-subsidiary project teams are formed.

STV provides services for i) state and local government agencies; ii) commerical/private industries; iii) regional transportation authorities; iv) U.S. government agencies; v) related entities; and vi) foreign governmental agencies. The following table identifies the percentage of the Company's 2000 revenue generated by each client.

   ==========================================================================
                                STV REVENUE BY CUSTOMER
   --------------------------------------------------------------------------
                                                             Percent of 2000
   Client                                                        Revenue
   --------------------------------------------------------------------------
   State and Local Government Agencies                            54.4%
   Commercial/Private Industries                                  21.5%
   Regional Transportation Authorities                            11.0%
   U.S. Government Agencies                                        8.1%
   Related Entities (Intercompany)                                 5.0%
   Foreign Governmental Agencies                                   0.0%
   ==========================================================================

During fiscal 2000, the Port Authority of New York and New Jersey, the New York City Department of Design and Construction, and the New York Metropolitan Transportation Authority were the Company's three largest clients, representing approximately 11 percent, 8 percent, and 7 percent of the Company's total revenue, respectively.

As of the fiscal year ended September 30, 2000, STV employed 1,228 people and generated annual operating revenue of $113.5 million.


SERVICES

The Company provides engineering and architectural services in the following areas: i) rail transportation; ii) civil, highway, bridge, airports, and ports;
iii) architectural engineering (facilities); iv) construction management (including design/build); v) environmental; vi) defense systems and industrial process engineering; and vii) other engineering services. The following table shows the percentage of the Company's total revenue generated by each service line.

    ========================================================================
                          STV REVENUE BY SERVICE LINE
    ------------------------------------------------------------------------
                                                              Percent of
    Service Line                                             2000 Revenue
    ------------                                             ------------

    Rail Transportation                                          33.6%
    Civil, Highway, Bridge, Airports, and Ports                  27.3%
    Architectural Engineering (Facilities)                       22.2%
    Construction Management (Design/Build)                       13.2%
    Environmental                                                 1.6%
    Defense Systems Engineering                                   0.8%
    Industrial Process                                            0.5%
    Other Engineering Services                                    0.9%
    ========================================================================

Rail Transportation

The Company's rail transportation services involve consulting and design services, as well as construction supervision services for various transportation facilities, including tracks, terminals, stations, yards, and shops for the railway industry. STV also evaluates and inspects rolling stock for inter-city rail lines, light rail, commuter line, and urban mass transit systems.

To date, the Company's rail experience includes 547 miles of track, 56 passenger stations, 35 rail shop/yard complexes, 733 commuter coaches, 320 locomotives, and 3,056 rapid transit cars.


==============================================================================================================
                                                 RAIL TRANSPORTATION
--------------------------------------------------------------------------------------------------------------

Services                                         Representative Projects
--------                                         -----------------------
o    Multidiscipline Design Services             o     Grand Central Terminal Restoration
o    Multidiscipline Engineering Services        o     Hoboken Terminal and Yard Complex
o    Multidiscipline Architectural Services      o     Holban-Hillside Yard, Long Island Rail Road
o    General Design Consulting                   o     Boston Engine Terminal, MBTA
o    Construction Management                     o     Service and Inspection Shop, MBTA
o    Design/Build                                o     Skokie Shops Modernization, CTA
o    Project Management                          o     Taylor Yard, Metrolink
o    Construction Phase Services                 o     John D. Caemmerer West Side Storage Yard
o    Investigation of Existing Conditions        o     RailWorks, SE Pennsylvania Trans. Auth.
o    Master Planning and Studies                 o     AirTrain to JFK Airport
o    Structural Engineering                      o     New Commuter Rail System, Metrolink, CA
o    Administrative Services                     o     Light Rail Extensions, Dallas, TX
o    Bids Evaluation                             o     St. Clair County Extension, Metrolink, CA
                                                 o     East Side Access, MTA Long Island Rail Road
                                                 o     New Fleet of Gallery Cars, Metra, IL
                                                 o     Bi-Level Commuter Car Procurement, NY
                                                 o     Rapid Transit Cars Fleet Overhaul, NYCT
                                                 o     New and Rebuilt Passenger Locomotives, MBTA
                                                 o     FL-9 Locomotive Rebuild Program, CT
==============================================================================================================

Civil, Highway, Bridge, Airports, and Ports

The Company's civil, highway, bridge, airport, and port engineering services include consulting and design services, site selection and development (including economic evaluations and feasibility reports), specification design and development, and construction inspection. STV typically provides these services in connection with the construction of highways, bridges, airports, marine ports, toll and service facilities, and drainage and erosion control systems.


==============================================================================================================
                               CIVIL, HIGHWAY, BRIDGE, AIRPORTS, AND PORTS
--------------------------------------------------------------------------------------------------------------

Services                                        Representative Projects
--------                                        -----------------------

o   Civil and Structural Engineering Design     o     North Terminal Improvements, Logan International
o   Construction Staging                        o     Redevelopment of John F. Kennedy International
o   Project Management                          o     New Road System, John F. Kennedy International
o   Multidiscipline Engineering Services        o     New Wm. Donald Schaefer International Pier, BWI
o   Engineering & Utilities Design              o     Taxiways and Runways, Greater Rochester Int'l
o   Maintenance & Traffic Protection            o     Central Artery/Tunnel, MA Highway Dept.
                                                o     Mid-County Expressway, I-476 PA DOT
                                                o     I-95 Reconstruction, CT DOT
                                                o     Vienna Bypass and Bridge, MD Hwy Admin.
                                                o     Robert Moses Causeway Rehabilitation, NY DOT
                                                o     Westfield Bridges, City of Westfield, MA
                                                o     Northwest Tollway Widening and Rehabilitation, IL
==============================================================================================================

Architectural Engineering

STV provides a variety of architectural engineering (or facilities) services, including consulting and design services and construction inspection services. These services are provided for the construction of i) commercial, industrial, recreational, and governmental buildings; ii) medical and educational facilities; iii) laboratories, recreational, religious, and cultural centers;
iv) military installations; v) correctional facilities; and vi) public utility facilities.

==============================================================================================================
                                      ARCHITECTURAL ENGINEERING
--------------------------------------------------------------------------------------------------------------

Services                                          Representative Projects
--------                                          -----------------------
o     Architectural Design                        o     Ft. Drum Infrastructure Expansion, U.S. Army
o     Infrastructure Planning                     o     Co-Op City Infrastructure, Riverbay Corp., NY
o     Project Management                          o     Ft. Monroe Future Development Concepts, VA
o     Multidiscipline Engineering Design          o     Hunts Point Distribution Center Master Plan, NY
o     Environmental Mitigation                    o     Johns Hopkins Bayview Research Campus, MD
o     Multidiscipline Design of Utilities         o     New Engineering Lab, Villanova University, PA
o     Construction Management                     o     James Kew Elementary School, CA
o     Construction Inspection                     o     Atlantic City Convention Center, NJ
o     Site Planning                               o     NY State Psychiatric Center, NY
o     Planning and Programming                    o     Viral-Rickettsial Diseases Laboratory, GA
                                                  o     Tzalmon Medium Security Facility
                                                  o     NYCSCA Middle School/High School 368, NY
                                                  o     R&D Facility, Lockheed Martin Corp., PA
                                                  o     Life Sciences Test Facility, U.S. Army Corp. of Eng.
                                                  o     Advanced Facer/Canceler System, U.S. Postal Service
==============================================================================================================

Construction Management (Design/Build)

The Company's construction management (design/build) services involve the joint and simultaneous design and construction of a project under a single contract. To perform these projects, STV enters into an agreement with a construction firm, as either a subcontractor, a joint-venture partner, or the prime contractor. These contracts typically involve a higher degree of risk than the risk associated with the Company's other contracts.


==============================================================================================================
                                       CONSTRUCTION MANAGEMENT (DESIGN/BUILD)
--------------------------------------------------------------------------------------------------------------

Services                                        Representative Projects
--------                                        -----------------------

o   Design/Build                                o    SEPTA Frazier Maintenance Complex, PA
o   Construction Management                     o    NJT Hudson-Bergen LRT System, NJ
o   Multidiscipline Engineering Design          o    JFK AirTrain LRT System, NY
o   Multidiscipline Architectural Services      o    AT&T Earth Stations, Various Locations
o   Construction Inspection                     o    Salt Lake City LRT, UT
o   Project Controls & Administration           o    Battele Labs Materials Testing Facility, MD
o   Civil & Structural Engineering              o    Amtrak Northeast Corridor Acela Shops, Various Loc.
o   Maintenance and Traffic Protection          o    Roche Vitamins Manufacturing Facility, WV & NJ
o   Shop Layout                                 o    Givaudan Roure Perfume Manufacturing Facility, NJ
o   Equipment Engineering                       o    Nine NYCSCA Schools, NY
o   Environmental Impact Statement              o    Claytor-Scannell Penn Station Control Facility, NY
o   Contract Implementation Plan                o    St. Clair County Extension, Metrolink, MO-IL
o   Review Project Documents                    o    Pasadena Metro Blue Line, Los Angeles, CA
o   Monitor Final Design and Construction       o    Light Rail Transit System Extension, Dallas, TX
o   Value Engineering                           o    Downtown Seattle Busway Project, WA
==============================================================================================================

Other Engineering Services

STV generates a relatively small portion of its revenue from the Company's other engineering services that include: i) environmental engineering; ii) defense systems engineering; and iii) industrial process engineering.

The Company's environmental engineering services involve planning and environmental permitting, civil engineering design, construction management, environmental studies, subsurface remedial investigation, and remedial action plan development. These services are generally provided in connection with the construction of pipelines, wastewater neutralization systems, and hazard waste disposal services.

Defense systems engineering services involve consulting and design services for the development of equipment and hardware for the U.S. Department of Defense. Services provided include the design, development, and testing of systems relating to naval aircraft, weapons systems, aircraft carriers, support ships, land-based operations, and support missions.

The Company's industrial process engineering services are associated with the development of manufacturing equipment and process systems for the production of paper, plastics, chemicals, flooring, steel, rubber, telephone equipment, television sets, ammunition, foods, and automotive parts.

Contracts

The Company's contracts are awarded on either a cost-plus or fixed-price basis. Under cost-plus contracts, STV is reimbursed for its allowable costs (e.g., direct labor and overhead) and is paid a negotiated, fixed margin. Alternatively, under fixed-price contracts, STV is paid an agreed-upon price for the services rendered. According to the Company's management, since STV is able to effectively control its costs under fixed-price contracts, the Company typically generates a higher margin on these contracts.

For the fiscal year ended September 30, 2000, approximately 75 percent of the Company's contracts were awarded on a cost-plus basis. In recent years, however, an increasing percentage of the Company's contracts were awarded on a cost-plus basis (this trend is expected to continue). Due to the lower margins generated by cost-plus contracts compared to fixed-price contracts, STV management's financial projections show a decline in the Company's operating margins.


COMPETITION

STV has numerous competitors in all of the Company's operating business lines. Some of the Company's competitors are large, diversified firms that have substantially greater financial resources and larger technical staffs than STV.

The principal competitive factors for the type of business that the Company operates in are price and quality. Other factors include a firm's demonstrated ability to perform certain types of projects, the client's own experience with competing firms, size and financial condition, and the cost of the particular project.

It is management's belief that the diversified scope of services offered by STV is a positive competitive factor. Among other things, the Company's wide range of expertise allows the Company to obtain new contracts despite shifts in federal spending emphasis.

The Company's competitors include URS, Fluor Corp., Jacobs Engineering, HLM Design, Tetra Tech, and Michael Baker Corp.

The following presents the Company's standings in the Engineering News Record April 2000 ranking of the top 500 design firms.

           ============================================================
                              STV INDUSTRY RANKINGS
                        ENR APRIL 2000 -TOP DESIGN FIRMS
           ------------------------------------------------------------
           Category                                       STV Rank
           -----------------------------------------------------------

           Top 500 Design Firms                              64
           Top 100 "Pure" Designers                          29
           Top 50 in Transportation                          12
           Top 25 in Mass Transit/Light Rail                  6
           Top 25 in Highways                                23
           Top 25 in Bridges                                 14
           Top 25 in Eduation                                13
           Top 10 in Correctional Facilities                  7
           ===========================================================


PERSONNEL

STV employs approximately 1,228 people. The Company's employees consist of i) 1,004 engineering and architectural professionals (82 percent); ii) 122 administrative personnel (10 percent); iii) 45 marketing personnel (4 percent); and iv) 57 other personnel (4 percent).

Because of the nature of services provided, many employees are professional or technical personnel with specialized training and skills, such as engineers, architects, analysts, management specialists, technical writers, and skilled technicians. Management believes that the future growth and success of the Company will depend, in part, upon the Company's continued ability to attract and retain qualified employees.

Key members of the STV management team are as follows:

 =============================================================================
                               STV MANAGEMENT TEAM
 -----------------------------------------------------------------------------
 Name                          Age   Position with STV During Last Five Years
 -----------------------------------------------------------------------------
 Michael Haratunian            67    Chairman of the Board

 Dominick M. Servedio          60    Director
                                     President
                                     Chief Executive Officer
                                     Chief Operating Officer

 W.A. Sanders II               53    Senior Vice President

 Peter W. Knipe                51    CFO
                                     Secretary
                                     Treasurer
 =============================================================================

Michael Haratunian has been associated with the Company since 1972 in various capacities. Mr. Haratunian served as Chief Executive Officer from 1991 until 1998 and as Chairman of the Board since 1993. Mr. Haratunian is a registered professional engineer.

Dominick M. Servedio joined STV in 1977. Mr Servedio was elected President of STV in 1993 and Chief Executive Officer in 1999. He is a registered professional engineer.

W.A. Sanders II has been associated with STV since 1968 in various capacities. He was appointed Executive Vice President of Sander & Thomas in 1991. Mr. Sanders is a registered professional engineer.

Peter W. Knipe joined the Company in 1979. Mr. Knipe was appointed Controller in 1983 and was elected Treasurer in 1987, Secretary in 1993, and Chief Financial Officer in 1999. In addition to his position with STV, Mr. Knipe serves as a director and officer of certain subsidiaries of the Company.

                 APPENDIX E. GUIDELINE PUBLICLY TRADED COMPANIES


OVERVIEW

To gain valuation guidance from the guideline publicly traded company method, one must identify a group of publicly traded companies that are similar to the subject company. The first step in finding such "guideline companies" is to identify the most appropriate Standard Industrial Classification (SIC) code. The Company most closely resembles companies in the following SIC code:

     o    Engineering & Architectural Services (8710)

Business valuation analysts have access to a number of sophisticated financial databases that provide the ability to search for public companies using any number of criteria. We began our search efforts using two of the leading financial databases, as summarily described below:

     o Standard & Poor's Dialog-on-Disc provides detailed financial and operating information on more than 9,000 publicly traded companies. The database includes detailed descriptions of each company's general operations, plant locations, subsidiaries, financial structure, and capital securities.

     o Disclosure's Compact D/SEC provides similar descriptions for more than 12,000 public companies. These two databases are generally updated on a monthly basis using data obtained from publicly available documents filed with the Securities and Exchange Commission (SEC).


DESCRIPTIONS OF SELECTED COMPANIES

Michael Baker Corporation ("Baker") provides engineering, construction, operations, and technical services worldwide. The company receives the majority of its revenue from contract engineering and construction services supplied within the United States, primarily in the northeast region of the U.S. Baker's services are provided through five market focused business units: buildings, transportation, civil, energy, and environmental. As a result of significant litigation, during the first quarter of 1999, Baker determined that it would no longer participate in general construction projects for buildings or transportation infrastructure. For the latest twelve-month period ended December 31, 2000, Baker recorded $390.7 million of revenue.

Fluor Corporation ("Fluor") provides engineering, procurement, construction, maintenance, and other diversified services on a worldwide basis to a variety of industrial, commercial, utility, natural resources, energy, and governmental clients. The company is one of the world's largest international engineering, construction, maintenance, and diversified services companies. On November 30, 2000, Fluor completed a reverse spin-off transaction in which its coal segment, operated under the name A.T. Massey Coal Company, was separated from its other business segments. As a result of the spin-off, two publicly-traded companies were created i) Massey Energy Company and ii) the "new" Fluor Company. For the latest twelve-month period ended December 31, 2000, Fluor recorded $10.1 billion of revenue.

HLM Design, Inc. ("HLM") provides a complement of architectural, engineering, and planning services to a variety of clients in several industries. These services include, in addition to the provision of architectural and engineering services, all phases of a construction project starting with assistance in the funding process, development of a master plan, and construction oversight. The services also may involve the redesign of a workplace to make it efficient, reliable, and easy to maintain. HLM is considered a national leader in the following markets: healthcare, justice, and high-tech facilities. For the latest twelve-month period ended January 31, 2001, HLM recorded $62.3 million of revenue.

Jacobs Engineering Group Inc. ("Jacobs") provides engineering, design, and consulting services; construction and construction management services; and process plant maintenance services to various industrial, commercial, and government clients throughout the United States, the United Kingdom, Ireland, and India. The company's services are provided primarily to selected industry groups and markets including chemical, pharmaceutical, and biotechnology; petroleum refining; semiconductor; federal programs; pulp and paper; and buildings and infrastructure. Professional services offered include engineering and related disciplines for the design of modern process plants, semiconductor facilities, and pulp and paper plants. For the latest twelve-month period ended December 31, 2000, Jacobs recorded $3.5 billion of revenue.

Tetra Tech, Inc. ("Tetra") is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure, and communications. Tetra assists its clients in defining problems and developing innovative and cost-effective solutions. The company's management consulting services are complemented by its technical services. These technical services, which implement solutions, include research and development, applied science, engineering and architectural design, construction management, and operations and maintenance. Tetra's clients include a diverse base of public and private sector organizations that are serviced through over 100 offices located in the United States and abroad. The company works in partnership with government and industry to balance the need for economic growth with sustainable development of natural resources and adequate infrastructure to sustain economic activity. For the latest twelve-month period ended December 31, 2000, Tetra recorded $852.4 million of revenue.

URS Corporation ("URS") is the nation's seventh largest engineering design firm operating more than 150 offices in 18 countries. The company offers a broad range of planning, design, and program and construction management services to public and private sector clients on infrastructure projects involving transportation systems, facilities, and environmental programs. The company focuses on the infrastructure market, which includes surface and air transportation systems, institutional and commercial facilities, and environmental programs involving pollution control, water resources, and hazardous waste management. For the latest twelve-month period ended January 31, 2001, URS recorded $2.2 billion of revenue.

U.S. Laboratories ("USLB") offers engineering services for construction, geotechnical, and infrastructure projects. Its services begin with soil testing, site assessment, and material recommendations, and continue on through project inspection until completion of the project's final evaluation. The company's private clients include Walt Disney and Wal-Mart. USLB also works on public projects including schools, hospitals, airports, and highways. For the latest twelve-month period ended December 31, 2000, USLB recorded $35.1 million of revenue.

               APPENDIX F. GUIDELINE MERGED AND ACQUIRED COMPANIES


OVERVIEW

Using various sources including Acquisition and Divestiture, and M&A Sourcebook, we searched for acquisitions of companies that are comparable to STV. The search process yielded five companies that were acquired during the prior two-year period.


DESCRIPTIONS OF SELECTED COMPANIES

Kirk & Blum Manufacturing Co. ("KBMC") provides engineering, design, manufacturing, and installation services in the air pollution control industry. The company's business is focused on designing, building, and installing clean air systems inside manufacturing plants, as well as systems that purify emissions from manufacturing facilities. KBMC provides services to a number of industries including aerospace, ceramics, metalworking, printing, paper, food, foundries, metal plating, woodworking, chemicals, tobacco, glass, automotive, and pharmaceuticals. KBMC was acquired by CECO Environmental Corp. in December 1999 for $30.0 million.

Dames & Moore Corp. ("D&M") is a worldwide provider of comprehensive environmental and other specialized consulting and engineering services. D&M offers a broad range of environmental services, which primarily consist of the assessment of site conditions and the design and implementation of solutions for a variety of issues related to hazardous waste, air pollution, water pollution, facility permitting, and regulatory compliance. URS Corporation acquired D&M for $592.2 million in June 1999.

Sverdrup Corporation ("Sverdrup") is a full-service engineering, architecture, construction, maintenance, consulting, and technology firm. The company provides services for the development, design, construction, and operation of capital facilities, infrastructure projects, and advanced technical systems for public and private sector clients in the United States and internationally. Sverdrup employs more than 5,600 people in 35 offices. Jacobs Engineering Group, Inc. acquired Sverdrup for $242.7 million in January 1999.

Roy F. Weston ("RFW") is an infrastructure development organization that provides integrated environmental engineering solutions for industrial and government clients. The company's services include the development of technologies and solutions to environmental problems, selection of sites, assistance in obtaining governmental permits, and the preparation of specifications and designs for constructing remedial systems and facilities. RFW also provides construction, startup, and operation of facilities. As of the Valuation Date, RFW has agreed in principle to sell the company for $66.5 million to a new entity that will be owned by American Capital Strategies, a group of RFW senior managers, and a broad-based employee stock ownership plan. This transaction is expected to close in May 2001.

Harding Lawson Associates ("Harding") provides a broad range of infrastructure engineering, consulting, and construction-related services to private sector industrial and public sector government clients. The company operates through a network of nearly 40 offices nationwide and employs over 1,200 staff members. Harding was acquired by privately-held MACTEC in June 2000 for $58.7 million.

                            APPENDIX G. CERTIFICATION


We hereby certify the following statements regarding this valuation analysis:

     1. We have personally inspected some of the business interests encompassed by this analysis.

     2. We have no present or prospective future interest in the subject business interests.

     3. We have no personal interest or bias with respect to the subject business interests matter or the parties involved.

     4. Our compensation for this analysis is in no way contingent upon the value reported or upon any predetermined value.

     5. To the best of our knowledge and belief, the statements of facts contained in this report, upon which the analyses, conclusions, and opinions expressed herein are based, are true and correct.

     6. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as promulgated by The Appraisal Foundation.

     7. No persons other than the individuals whose qualifications are included herein have provided significant professional assistance regarding the analyses, opinions, and conclusions set forth in this report.

     8. The reported analyses, opinions, and conclusions are limited only by the reported contingent and limiting conditions, and they represent our unbiased professional analyses, opinions, and conclusions.

     9. The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, of the American Society of Appraisers, and of the other professional organizations of which we are members.

     10. Disclosure of the contents of this report is subject to the requirements of the Appraisal Institute, the American Society of Appraisers, and the other professional organizations of which we are members related to review by their duly authorized representatives.

                 APPENDIX H. CONTINGENT AND LIMITING CONDITIONS


This valuation analysis is made subject to the following contingent and limiting conditions:


     1. We assume no responsibility for the legal description or matters including legal or title considerations. Title to the subject business interests is assumed to be good and marketable unless otherwise stated.

     2. The subject business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

     3. We assume responsible ownership and competent management with respect to the subject business interests.

     4. The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

     5. We assume no hidden or unapparent conditions regarding the subject business interests.

     6. We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the appraisal report.

     7. We assume that all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in this report is based.

     8. Unless otherwise stated in this report, we did not observe, and we have no knowledge of, the existence of hazardous materials with regard to the subject business interests. However, we are not qualified to detect such substances. We assume no responsibility for such conditions or for any expertise required to discover them.

     9. Possession of this report does not carry with it the right of publication. It may not be used for any purpose by any person other than the client to whom it is addressed without our written consent, and, in any event, only with proper written qualifications and only in its entirety.

     10. We by reason of this opinion, are not required to furnish additional analyses, or to give testimony, or to be in attendance in court with reference to the business interests in question unless arrangements have been previously made.

     11. Neither all nor any part of the contents of this report shall be disseminated to the public through advertising, public relations, news, sales, or other media without our prior written consent and approval.

     12. The analyses, opinions, and conclusions presented in this report apply to this engagement only and may not be used out of the context presented herein. This report is valid only for the effective date specified herein and only for the purpose specified herein.

              APPENDIX I. QUALIFICATIONS OF THE FINANCIAL ADVISORS

                        WILLAMETTE MANAGEMENT ASSOCIATES


Founded in 1969, Willamette Management Associates is recognized as a premier professional services firm working in the disciplines of business valuation and security analysis, intangible asset and intellectual property appraisal, forensic accounting, investment analysis, economic analysis, and financial advisory services. With offices in principal cities across the country, we serve clients nationwide.

OUR SERVICES
We provide the full spectrum of valuation and advisory services to meet client needs regarding transaction pricing and structuring, employee benefit plan advisory services, taxation planning and compliance, financing securitization and collateralization, litigation support and dispute resolution, strategic information and planning, and insolvency and troubled debt analysis.

We are prominent for our heritage as a business valuation and security analysis firm. We are equally proud of our experience and expertise in the appraisal and analysis of intangible assets and intellectual properties, real property and real estate interests, and tangible personal property.

OUR PERSPECTIVE
As an independent firm, we can offer truly objective and reliable advise. Over the years, we developed one of the most extensive specialized valuation libraries in the world, enabling us to provide independent opinions based upon accurate information. Our opinions are truly independent because we have no accounting, brokerage, banking, or other business relationships with our clients. We believe our clients are best served by this independent and objective perspective. Our independence affords an unimpeachable credibility during a contrarian review or challenge.

OUR CLIENTS
Our clients range from owners of closely held businesses to multi-national industrial and commercial firms in virtually every industry. They include financial institutions and intermediaries, governmental and regulatory agencies, fiduciaries and business advisors and the accounting and legal professions. We are equally proud that our clients include the largest corporations and professional companies--as well as family-owned businesses and small professional firms.

OUR PEOPLE
Our staff includes appraisers, accountants, economists, engineers, financial analysts, and industry specialists. We are experts at the practical application of empirical research and quantitative analysis to business and investment decision making. All senior staff members are certified by either the American Society of Appraisers, the Institute of Chartered Financial Analysts, or by both.

OUR STANDARDS
Our firm has a rich tradition of independence, innovation, and client service. We subscribe to the highest ethical and professional standards of the Appraisal Foundation and the Association for Investment Management and Research.

Most importantly, all our professionals are committed to the Willamette Management Associates standard; the standard of excellence.

                                 ROBERT S. SOCOL


Robert Socol is a partner and national director of employee benefit services for Willamette Management Associates.

Mr. Socol has performed the following types of assignments: the valuation of employee stock ownership plan (ESOP) securities, the valuation of business entities, and the valuation of business and security interests. Mr. Socol has significant experience in a variety of valuation and financial advisory services. These include ESOP opinions, transaction opinions, mergers and acquisitions, financing leveraged buyouts, corporate planning, business valuations, litigation support, and financial restructuring.

In providing the foregoing services, Mr. Socol has extensive experience in equity allocation issues, complex deal structuring, deal negotiation, and design of innovative securities.

Mr. Socol is a nationally recognized expert in the area of ESOPs and has extensive experience in multi-investor employee stock ownership plan leveraged buyouts. He has been involved in many of the earliest and most complex ESOP transactions completed or attempted, including Anderson Clayton, & Co., Bethlehem Steel Corporation, Crucible Materials Corporation, Dan River, Dentsply International Inc., Enron Corp., LTV Steel, Pacific Southwest Airlines (PSA), The Parsons Corporation, Raymond International Inc., United States Sugar Corporation, and Wyatt Cafeterias. Mr. Socol has worked on over 100 ESOP transactions of all sizes, from small private companies to major public corporations.


PRIOR EXPERIENCE

Prior to joining Willamette Management Associates, Mr. Socol was a managing director of Houlihan, Lokey, Howard & Zukin, Inc., a nationally recognized valuation and financial advisory firm.

His responsibilities included providing valuation and financial advisory services for a variety of purposes, including ESOPs, corporate planning, mergers and acquisitions, recapitalizations and leveraged buyouts.

Prior to that, Mr. Socol was a manager of corporate planning at Tiger International where he developed and critiqued detailed business and strategic plans, and evaluated acquisition candidates, capital expenditures and alternative financings.


EDUCATION

Master of Business Administration, University of Chicago

Bachelor of Arts, Finance, University of Illinois


PROFESSIONAL AFFILIATIONS

Mr. Socol is a member of the Valuation Advisory Committee of The ESOP
Association.


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                         SCOTT D. LEVINE, CPA, CFA, ASA


Scott D. Levine is a senior manager of Willamette Management Associates.

His primary areas of expertise are the appraisal of closely held companies and business interests and the appraisal of fractional and nonmarketable security interests in private and public corporations. These appraisals are performed for the purposes of: litigation support and dispute resolution, including dissenting shareholder suits, gift and estate tax disputes, liability and damages analyses, and marital dissolutions; transaction pricing and structuring analysis, including mergers, acquisitions, fairness opinions, adequate consideration determination, and solvency opinions; and employee stock ownership plan (ESOP) related analysis, including ESOP security formation and transaction analysis, determination of transaction fairness and adequate consideration, and annual employer security valuation updates.

He has participated in valuation assignments in the following industries: accounting, animation, automobile manufacturing, biotechnology, boat manufacturing, broker/dealers, construction, consulting, convenience stores, electronic equipment, energy, engineering, financial services, food service, forest products, government contracting, grocery stores, hotel management, insurance carriers, medical practices, natural gas, paper, printing, publishing, real estate, restaurants, retailing, school supplies, sporting goods stores, telecommunications, television broadcasting, transportation, utilities, and wholesale distribution.


PREVIOUS EXPERIENCE

Prior to joining Willamette Management Associates, Mr. Levine was a CPA working with Price Waterhouse in Boston and Kaiser, Scherer and Schlegel in Washington, D.C. Mr. Levine was responsible for conducting audits, preparing and analyzing financial statements, and preparing individual and corporate income tax returns.


EDUCATION

Master of Business Administration, Finance and Investments, George Washington University

Bachelor of Science, Business Administration/Accounting, Boston University, cum laude


PROFESSIONAL AFFILIATIONS

Mr. Levine is a certified public accountant (CPA) and a member of the Maryland Society of Certified Public Accountants. He is also a chartered financial analyst (CFA) of the Association for Investment Management and Research, and an accredited senior appraiser (ASA) of the American Society of Appraisers, certified in business valuation.






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                                 BONNIE B. FLYNN


Bonnie B. Flynn is an associate of Willamette Management Associates.

Ms. Flynn has participated in the following types of valuation assignments: business and stock valuations, merger and acquisition valuations, employee stock ownership plan (ESOP) valuations, and marital dissolution valuations.


PREVIOUS EXPERIENCE

Prior to joining Willamette Management Associates, Ms. Flynn was a senior analyst with Arthur Andersen's Office of Federal Tax Services in Washington, D.C. Ms. Flynn focused on economic studies analyzing the business, financial, and tax implications surrounding the intercompany transfer of tangible goods, intangible property, and services. At Arthur Andersen, Ms. Flynn worked on projects spanning a variety of industries, including the pharmaceutical, automotive part, and oil and gas field service industries.


EDUCATION

Bachelor of Science in business economics with a minor in mathematics, Willamette University, Honors